                                                                     EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER



                                  BY AND AMONG



                         OCC ACQUISITION COMPANY, INC.,



                       OSBORN COMMUNICATIONS CORPORATION,



                                      AND



                            OCC HOLDING CORPORATION
                (FOR CERTAIN LIMITED PURPOSES SET FORTH HEREIN)


                                  DATED AS OF



                                 JULY 23, 1996

                               TABLE OF CONTENTS


                                                                                                                      PAGE
                                                             ARTICLE I

                                                            THE MERGER


         1.1.    The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.2.    Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.3.    Effect of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.4.    Certificate of Incorporation; Bylaws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.5.    Directors and Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.6.    Merger Consideration; Conversion and Cancellation of Securities  . . . . . . . . . . . . . . . . . . . 2
         1.7.    Employee Stock Options . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         1.8.    Warrants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         1.9.    Dissenting Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         1.10.   Payment; Surrender of Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         1.11.   Stock Transfer Books . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         1.12.   Stockholder Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         1.13.   Proxy Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         1.14.   Letter of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

                                                            ARTICLE II

                                                  REPRESENTATIONS AND WARRANTIES

         2.1.    Representations and Warranties Regarding Osborn  . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         2.2.    Representations and Warranties of Mergeco  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

                                                            ARTICLE III

                                             COVENANTS RELATING TO CONDUCT OF BUSINESS

         3.1.    Covenants of Osborn  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         3.2.    Negative Trade Balance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         3.3.    Environmental Site Assessments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

                                                            ARTICLE IV

                                                  ADDITIONAL AGREEMENTS OF OSBORN

         4.1.    No Solicitation of Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         4.2.    Access and Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         4.3.    Assistance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         4.4.    Compliance With Station Licenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29





                                      (i)

                                                                                                                      PAGE
         4.5.    Notification of Certain Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         4.6.    Third Party Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         4.7.    Frank D. Osborn Employment Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

                                                             ARTICLE V

                                                       COVENANTS OF MERGECO

         5.1.    Notification of Certain Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         5.2.    Commitment Letter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

                                                            ARTICLE VI

                                                         MUTUAL COVENANTS

         6.1.    Application for Commission Consent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         6.2.    Control of Stations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         6.3.    Other Governmental Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         6.4.    Brokers or Finders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         6.5.    Additional Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         6.6.    Escrow Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

                                                            ARTICLE VII

                                                       CONDITIONS PRECEDENT

         7.1.    Conditions to Each Party's Obligation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         7.2.    Conditions to Obligation of Mergeco  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         7.3.    Conditions to Obligations of Osborn  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

                                                           ARTICLE VIII

                                                              CLOSING

         8.1.    Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         8.2.    Actions to Occur at Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

                                                            ARTICLE IX

                                                 TERMINATION, AMENDMENT AND WAIVER

         9.1.    Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         9.2.    Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         9.3.    Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39





                                      (ii)

                                                             ARTICLE X

                                                        GENERAL PROVISIONS
                                                                                                                      PAGE
         10.1.   Non-Survival of Representations, Warranties and Covenants  . . . . . . . . . . . . . . . . . . . . .  40
         10.2.   Knowledge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         10.3.   Amendment and Modification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         10.4.   Waiver of Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         10.5.   Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         10.6.   Expenses and Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         10.7.   Parties in Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         10.8.   Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         10.9.   Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         10.10.  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         10.11.  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         10.12.  Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         10.13.  Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         10.14.  Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         10.15.  Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         10.16.  Director, Officer and Stockholder Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         10.17.  Certain Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43





                                     (iii)

EXHIBITS:
Exhibit A        --       Form of Certificate of Incorporation of the Surviving Corporation
Exhibit B        --       Form of Employment Agreement
Exhibit C        --       Form of Subscription Agreement
Exhibit D        --       Form of Opinion of Paul, Weiss, Rifkind, Wharton & Garrison
Exhibit E        --       Form of Opinion of Haley, Bader & Potts
Exhibit F        --       Form of Opinion of Vinson & Elkins L.L.P.
Exhibit G        --       Form of Opinion of Fisher, Wayland, Cooper & Leader
Exhibit H        --       Form of Voting Agreement
Exhibit I        --       Form of Escrow Agreement
Exhibit J        --       Form of Letter of Credit
Exhibit K        --       Form of Commitment Letter
Exhibit L        --       Form of Release

SCHEDULES:
---------
Schedule 2.1(b)  --       Subsidiaries
Schedule 2.1(c)  --       Options, Warrants and Capitalization of Subsidiaries
Schedule 2.1(f)  --       Unrecorded Liabilities and Conduct of Business
Schedule 2.1(g)  --       Licenses and Permits
Schedule 2.1(h)  --       Litigation
Schedule 2.1(i)  --       Insurance
Schedule 2.1(j)  --       Real Estate
Schedule 2.1(l)  --       Liens and Encumbrances
Schedule 2.1(m)  --       Environmental Matters
Schedule 2.1(o)  --       Certain Agreements
Schedule 2.1(p)  --       Collective Bargaining Agreements
Schedule 2.1(q)  --       Patents, Trademarks; Etc.
Schedule 2.1(r)  --       Affiliate Relationships
Schedule 3.1(k)  --       Permitted Acquisitions and Dispositions





                                      (iv)

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of July 23, 1996, is entered into by and among OCC Acquisition Company, Inc., a Delaware corporation ("Mergeco"), Osborn Communications Corporation, a Delaware corporation ("Osborn"), and for purposes of Sections 1.12 and 10.14 only, OCC Holding Corporation, a Delaware corporation which holds all of the outstanding capital stock of Mergeco ("Parent").

                                   RECITALS:

         WHEREAS, Mergeco, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), will merge with and into Osborn (the "Merger");

         WHEREAS, the Board of Directors (the "Osborn Board") of Osborn has determined that the Merger is fair to, and in the best interests of, Osborn and its stockholders and has approved and adopted this Agreement and the transactions contemplated hereby, and recommended approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of Osborn;

         WHEREAS, the Board of Directors (the "Mergeco Board") of Mergeco, a wholly-owned subsidiary of Parent, has determined that the Merger is fair to, and in the best interests of, Mergeco and the Parent and has approved and adopted this Agreement and the transactions contemplated hereby, and recommended approval and adoption of this Agreement and the transactions contemplated hereby by the Parent; and

         WHEREAS, the Parent, by its execution of this Agreement, has consented to, and has authorized, approved and adopted, this Agreement and the transactions contemplated hereby.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements herein contained, the parties hereto covenant and agree as follows:


                                   ARTICLE I

                                   THE MERGER

         1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Delaware Law, at the Effective Time (as defined in Section 1.2), Mergeco shall be merged with and into Osborn. As a result of the Merger, the separate corporate existence of Mergeco shall cease and Osborn shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). The name of the Surviving Corporation shall be "Osborn Communications Corporation."

         1.2. Effective Time. The Merger shall be consummated, as and when provided in Section 8.1 hereof, by filing a Certificate of Merger with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with the relevant provisions of, Delaware Law (the date and time of the completion of such filing being the "Effective Time").

         1.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject to the applicable provisions of Delaware Law, at the Effective Time, all the property, rights, privileges, powers and franchises of Mergeco and Osborn shall vest in the Surviving Corporation, and all debts, liabilities and duties of Mergeco and Osborn shall become the debts, liabilities and duties of the Surviving Corporation.

         1.4.    Certificate of Incorporation; Bylaws.

                 (a) At the Effective Time, the Certificate of Incorporation of Osborn, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time by operation of this Agreement and by virtue of the Merger without any further action by the stockholders or directors of the Surviving Corporation to read in its entirety as set forth on Exhibit A hereto.

                 (b) At the Effective Time, the Bylaws of Osborn, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation.

         1.5. Directors and Officers. The directors of Mergeco immediately prior to the Effective Time shall be the directors of the Surviving Corporation at the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of Mergeco immediately prior to the Effective Time shall be the officers of the Surviving Corporation at the Effective Time, except that the president and chief executive officer of Osborn immediately prior to the Effective Time shall be the president and chief executive officer of the Surviving Corporation at the Effective Time, in each case until their respective successors are duly elected or appointed and qualified.

         1.6. Merger Consideration; Conversion and Cancellation of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Mergeco, Osborn or the holders of Osborn's securities:

                 (a) Subject to the other provisions of this Section 1.6, each share of common stock, par value $0.01 per share, of Osborn ("Common Stock") issued and outstanding immediately prior to the Effective Time (other than any share of Common Stock to be canceled pursuant to Section 1.6(b), any Dissenting Shares (as defined in Section 1.9) and any share of Common Stock described in Section 1.6(c)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $15.375 in cash (the "Merger Consideration"), without any interest thereon, payable to the holder thereof upon surrender of the certificate formerly representing such share. As a result of its conversion each converted share of Common Stock (collectively, the "Converted Shares") shall cease to be outstanding and shall automatically be canceled and retired. Until surrendered to the Surviving Corporation, each certificate previously evidencing the Converted Shares outstanding immediately prior to the Effective Time shall be deemed for all purposes to evidence solely the right to receive the consideration described in this Section 1.6(a). Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. The aggregate Merger Consideration payable to each stockholder shall be rounded to the nearest penny.

                 (b) Notwithstanding any provision of this Agreement to the contrary, each share of Common Stock held in the treasury of Osborn immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

                 (c) Notwithstanding any provision of this Agreement to the contrary, each share of Common Stock held by the Parent or Mergeco immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

                 (d) Each share of common stock, par value $0.01 per share ("Mergeco Common Stock"), of Mergeco issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation ("Surviving Corporation Common Stock").

         1.7. Employee Stock Options. At the Effective Time, each holder of then outstanding options ("Options") to purchase shares (the "Option Shares") of Common Stock granted by Osborn pursuant to the Osborn Communications Corporation Incentive Stock Plan, as amended (the "Option Plan"), (whether or not then presently exercisable) shall be entitled to receive, and shall receive, in settlement of each Option, a cash payment (the "Option Consideration") from the Surviving Corporation in an amount equal to the product of (a) $15.375 minus the exercise price per Option Share and (b) the number of Option Shares (including any fractional Option Shares) covered by such Option, less any applicable withholding taxes. Each agreement previously evidencing the Options immediately prior to the Effective Time that are settled pursuant to this Section 1.7 (the "Settled Options") shall be deemed for all purposes to evidence solely the right to receive the Option Consideration. The Committee (the "Committee") administering the Option Plan shall have the right at any time or from time to time following the execution hereof to accelerate and vest, in full or in part, any and all Settled Options not currently exercisable in full. Osborn, acting through the Osborn Board or the Committee, shall take all necessary actions to make the Option Plan consistent with this treatment of the Options and shall cause each holder of an Option to consent to the settlement of its

Options pursuant to the terms of this Section 1.7. The Option Consideration payable to each Option holder shall be rounded to the nearest penny.

         1.8. Warrants. Immediately prior to the Effective Time, each holder of then outstanding warrants (the "Warrants") to purchase shares of Common Stock granted by Osborn (whether or not then presently exercisable) shall be entitled to receive, and shall receive, in settlement of each Warrant, where the amount set forth in clause (i) below is positive, a cash payment (the "Warrant Consideration") from Osborn in an amount equal to the product of (i) $15.375 minus the exercise price per share of the Warrant and (ii) the number of shares of Common Stock (including any fractional shares) covered by such Warrant, less any applicable withholding taxes. Each agreement or certificate previously evidencing such Warrants (the "Settled Warrants") immediately prior to the Effective Time shall be deemed for all purposes to evidence solely the right to receive the Warrant Consideration. Osborn, acting through the Osborn Board or any committee thereof, shall have the right at any time or from time to time following the execution hereof to accelerate and vest, in full or in part, any and all Settled Warrants not currently exercisable in full. Osborn, acting through the Osborn Board or any committee thereof, shall take all necessary actions to make the terms of the Warrants consistent with this treatment of the Warrants and shall cause each holder of a Warrant to consent to the settlement of its Warrants pursuant to the terms of this Section 1.8. The Warrant Consideration payable to each Warrant holder shall be rounded to the nearest penny.

         1.9. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders who have properly exercised appraisal rights with respect thereto under Section 262 of the Delaware Law (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration as provided in Section 1.6(a), but the holders of Dissenting Shares shall be entitled to receive such payment as shall be determined pursuant to Section 262 of the Delaware Law; provided, however, that if any such holder shall have failed to perfect or shall withdraw or lose the right to appraisal and payment under the Delaware Law, each such holder's shares of Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, as provided in Section 1.6(a), and such shares shall no longer be Dissenting Shares.

         1.10.   Payment; Surrender of Certificates.

                 (a) Exchange Fund. At or prior to the Effective Time, Mergeco shall deposit, or cause to be deposited, with a bank or trust company designated by Mergeco or, at Mergeco's election, with the Surviving Corporation (such bank or trust company or the Surviving Corporation being referred to as the "Exchange Agent"), for the benefit of the former holders of Converted Shares, Settled Options or Settled Warrants, for exchange in accordance with this Section 1.10(a) through the Exchange Agent, cash in an amount equal to the sum of (i) the sum of the Merger Consideration applicable to all Converted Shares, (ii) the sum of the Option Consideration applicable to all Settled Options, and (iii) the sum of the Warrant Consideration applicable to all Settled Warrants. The cash deposited with the Exchange Agent in accordance with this Subsection 1.10(a) is hereinafter referred to as the "Exchange Fund." The Exchange Agent shall, pursuant to irrevocable instructions, deliver cash, as described above, in exchange for surrendered certificates or agreements pursuant to the terms of this Agreement out of the Exchange Fund.

                 (b) Exchange Procedures. As soon as practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to send to each record holder of Common Stock, Settled Options or Settled Warrants at the Effective Time (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to certificates theretofore representing Common Stock and certificates or agreements representing Settled Options or Settled Warrants (collectively, the"Certificates") shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and contain such other provisions as the Surviving Corporation shall determine) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for cash. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor cash in the amount such holder has the right to receive pursuant to the provisions of this Article I, and the Certificate so surrendered shall forthwith be canceled. Until surrendered for exchange in accordance with the provisions of this Section 1.9, each Certificate theretofore representing Converted Shares, Settled Options or Settled Warrants shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration, Option Consideration or Warrant Consideration, as applicable, as set forth in this Agreement. If any holder of Converted Shares, Settled Options or Settled Warrants shall be unable to surrender such holder's Certificates because such Certificates have been lost or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety reasonably satisfactory to the Surviving Corporation. If payment is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay transfer or other taxes required by reason of the payment to a person other than the registered holder of the surrendered Certificate or shall establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. No interest shall be paid on any Merger Consideration, Option Consideration or Warrant Consideration payable to former holders of Converted Shares, Settled Options or Settled Warrants.

                 (c) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the former holders of Converted Shares, Settled Options or Settled Warrants on the six-month anniversary of the Closing Date shall be delivered to the Surviving Corporation, upon demand, and any former holders of Converted Shares, Settled Options or Settled Warrants who have not theretofore complied with this Section 1.10 shall thereafter look only to the Surviving Corporation for the Merger Consideration, Option Consideration or Warrant Consideration to which they are entitled, without any interest thereon.

         1.11. Stock Transfer Books. At the Effective Time, the stock transfer books of Osborn shall be closed and there shall be no further registration of transfers of shares of Common Stock on the records of Osborn.

         1.12.   Stockholder Approval.

                 (a) Osborn, acting through the Osborn Board, shall, in accordance with applicable law and Osborn's Certificate of Incorporation and Bylaws, (i) duly call, give notice of, convene and hold an annual or special meeting of its stockholders as soon as practicable for the purpose of considering and taking action on this Agreement and the transactions contemplated hereby (the "Osborn Stockholders Meeting") and (ii) subject to the fiduciary obligations of the Osborn Board as advised by independent legal counsel, include in the proxy statement (the "Proxy Statement") the recommendation of the Osborn Board that the stockholders of Osborn approve and adopt this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, and use its commercially reasonable efforts to obtain such approval and adoption. To the extent permitted by law, Mergeco and Parent agree to vote all shares of Common Stock then beneficially owned by the Parent or Mergeco in favor of approval and adoption of this Agreement and the transactions contemplated hereby.

                 (b) Parent, in its capacity as the sole stockholder of Mergeco, by its execution hereof, approves and adopts this Agreement and the transactions contemplated hereby.

         1.13.   Proxy Statement.

                 (a) As promptly as practicable after the execution of this Agreement, Osborn shall prepare and file with the Securities and Exchange Commission (the "SEC") the preliminary Proxy Statement with respect to the actions to be taken at the Osborn Stockholders Meeting, which shall be in form and substance reasonably satisfactory to Mergeco based on Mergeco's review of the preliminary Proxy Statement prior to it being filed with the SEC. Mergeco and Osborn shall cooperate with each other in the preparation of the Proxy Statement, and Osborn shall notify Mergeco of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Mergeco promptly copies of all correspondence between Osborn or any representative of Osborn and the SEC. As promptly as practicable after comments are received from the SEC with respect to the preliminary Proxy Statement, Osborn shall use its commercially reasonable efforts to respond to the comments of the SEC, which responses shall be in form and substance reasonably satisfactory to Mergeco based on Mergeco's review of Osborn's proposed responses to the SEC. Osborn shall give Mergeco and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments of the SEC prior to their being filed with or sent to the SEC. Mergeco shall provide Osborn with such information as may be required to be included in the Proxy Statement or as may be reasonably required to respond to any comment of the SEC. After all the comments received from the SEC have been cleared by the SEC staff and all information required to be contained in the Proxy Statement, to the reasonable satisfaction of Mergeco, has been included therein by Osborn, Osborn shall file with the SEC the Proxy Statement and Osborn shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC as soon thereafter as practicable. Osborn shall cause the Proxy Statement to be mailed to its stockholders of record as promptly as practicable after clearance by the SEC. Unless Osborn is advised in writing by independent legal counsel that such a recommendation is no longer consistent with the discharge of applicable fiduciary duties of the directors of Osborn, Osborn shall cause the Proxy Statement to include, and continue to include until the vote is taken at the Osborn Stockholders Meeting, the recommendation of the Osborn Board in favor of the Merger.

                 (b) None of the information supplied or to be supplied by Osborn for inclusion or incorporation by reference in the Proxy Statement will, at the mailing date of the Proxy Statement and at the time of the Osborn Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. If at any time prior to the Osborn Stockholders' Meeting any event or circumstance relating to Osborn or any of its affiliates, or its or their respective officers or directors, should be discovered by Osborn that should be set forth in a supplement to the Proxy Statement, Osborn shall promptly inform Mergeco. All documents that Osborn is responsible for filing with any Governmental Entity (as defined in Section 2.1(e)) in connection with the transactions contemplated hereby, including the Proxy Statement to the extent that the information contained therein relates to Osborn and its subsidiaries or the transactions contemplated hereby, will comply as to form in all material respects with the provisions of applicable law, including applicable provisions of the Securities Act of 1933 (the "Securities Act"), the Securities Exchange Act of 1934 (the "Exchange Act"), and the rules and regulations thereunder, and each such document required to be filed with any Governmental Entity other than the SEC will comply with the provisions of applicable law as to the information required to be contained therein.

                 (c) None of the information supplied or to be supplied by Mergeco for inclusion or incorporation by reference in the Proxy Statement will, at the mailing date of the Proxy Statement and at the time of the Osborn Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading. If at any time prior to the Osborn Stockholders' Meeting any event or circumstance relating to Mergeco or any of its affiliates, or its or their respective officers or directors, should be discovered by Mergeco that should be set forth in a supplement to the Proxy Statement, Mergeco shall promptly inform Osborn. All documents that Mergeco is responsible for filing with any Governmental Entity in connection with the transactions contemplated hereby, to the extent that the information contained therein relates to Mergeco and its subsidiaries or the transactions contemplated hereby, will comply as to form in all material respects with the provisions of applicable law, including applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder, and each such document required to be filed with any Governmental Entity other than the SEC will comply with the provisions of applicable law as to the information required to be contained therein.

         1.14.   Letter of Credit.

                 (a) Concurrently with the execution of this Agreement and as security for liquidated damages that may be payable by Mergeco to Osborn pursuant to Section 9.3, Mergeco shall deposit, or cause to be deposited, an original, irrevocable letter of credit issued by Bankers Trust Company ("Bankers Trust") in favor of Osborn (the "Letter of Credit") for the sum of $5,000,000 in an escrow account with Citibank, N.A., a national banking association (the "Escrow Agent"), to be held in escrow and released therefrom in accordance with the terms of the Escrow Agreement (herein so called) in substantially the form of Exhibit I attached hereto to be entered into on or before such date of deposit.

                 (b) If this Agreement is terminated and Osborn seeks liquidated damages pursuant to Section 9.3, then (i) if (A) Osborn is otherwise paid liquidated damages due under Section 9.3, or (B) Osborn and Mergeco agree that Osborn is not entitled to the $5,000,000 as liquidated damages, Osborn and Mergeco shall deliver joint written instructions to the Escrow Agent authorizing the release of the Letter of Credit to Mergeco, or as directed by Mergeco, for cancellation; (ii) if Osborn and Mergeco agree that Osborn is entitled to the $5,000,000 as liquidated damages, Osborn and Mergeco shall deliver joint written instructions to the Escrow Agent authorizing the Escrow Agent to release the Letter of Credit to Osborn; (iii) if a final non-appealable judgment of a court of competent jurisdiction (a "Final Determination") establishes Osborn's right to liquidated damages pursuant to
Section 9.3, Osborn shall deliver a copy of the Final Determination to the Escrow Agent authorizing the Escrow Agent to release the Letter of Credit to Osborn; or (iv) if a Final Determination establishes Mergeco's right to the Letter of Credit, Mergeco shall deliver a copy of the Final Determination to the Escrow Agent authorizing the release of the Letter of Credit to Mergeco, or as directed by Mergeco, for cancellation. Immediately prior to the Effective Time and upon satisfaction of the conditions to Osborn's obligation to consummate the Merger set forth in Article VII, Osborn and Mergeco shall jointly instruct the Escrow Agent to release and return the Letter of Credit to Mergeco, or as directed by Mergeco, for cancellation.


                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

         2.1. Representations and Warranties Regarding Osborn. Osborn represents and warrants to Mergeco as follows (with the understanding that Mergeco is relying on such representations and warranties in entering into and performing this Agreement).

                 (a) Organization, Good Standing, Etc. Each of Osborn and its subsidiaries (as defined in Section 10.17) is a corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation (or organization), has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each state in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to so qualify or be in good standing could not have a material adverse effect on the business, operations, properties, condition (financial or otherwise), results of operations, assets or liabilities of Osborn and its subsidiaries, taken as a whole (a "Material Adverse Effect"). Osborn has delivered to Mergeco true and complete copies of the Certificates or Articles of Incorporation and Bylaws (or equivalent organizational documents) of Osborn and each of its subsidiaries, as in effect at the date of this Agreement. Neither Osborn nor any subsidiary is in violation of any provisions of its Certificate or Articles of Incorporation, Bylaws or equivalent organizational documents.

                 (b) Subsidiaries of Osborn. Schedule 2.1(b) sets forth a true and complete list of all of Osborn's directly or indirectly owned subsidiaries, together with the jurisdiction of incorporation or organization of each subsidiary and the percentage of each subsidiary's outstanding capital stock or other equity interests owned by Osborn or another subsidiary of Osborn. Except as disclosed on Schedule 2.1(b), Osborn does not own, directly or indirectly, any subsidiaries or have the right, pursuant to a contract or otherwise, to acquire any capital stock, equity interest or other similar investment in any corporation, partnership, joint venture association, limited liability company, trust or other entity.

                 (c) Capital Structure. The authorized capital stock of Osborn consists of 7,425,000 shares of Common Stock, 75,000 shares of non-voting common stock, par value $0.01 per share ("Non-Voting Common Stock"), and 5,000,000 shares of preferred stock, par value $0.01 per share ("Preferred Stock"), none of which are designated. At the close of business on the date hereof, 5,423,014 shares of Common Stock were issued and outstanding, no shares of Common Stock were held by Osborn in its treasury, and 860,205 shares of Common Stock were reserved for issuance as follows: (x) 338,031 shares were reserved for issuance upon exercise of all of the issued and outstanding warrants, (y) 486,875 shares were reserved for issuance upon exercise of all of the stock options outstanding under the Option Plan, and (z) 35,299 shares were reserved for issuance and available for grant pursuant to the Option Plan. At the close of business on the date hereof, no shares of Non-Voting Common Stock and no shares of Preferred Stock were issued and outstanding. Except as described in this Section 2.1(c) and Schedule 2.1(c), no shares of capital stock of Osborn are reserved for issuance for any other purpose. As of the date hereof, there are no bonds, debentures, notes or other indebtedness issued or outstanding having the right to vote ("Voting Debt") on any matters on which holders of Common Stock may vote. All the issued and outstanding shares of capital stock of Osborn are duly authorized, validly issued, fully paid and nonassessable and have not been, and as to shares issued in the future, will not be, issued in violation of any preemptive or similar rights. The shares of Surviving Corporation Common Stock will, when issued, be duly authorized, validly issued, fully paid and nonassessable and will not be issued in violation of any preemptive or similar rights. Except as described in this
Section 2.1(c), as of the date hereof, there are no options, warrants, calls, rights, commitments or agreements of any character to which Osborn or any of its subsidiaries is a party or by which any of them is bound obligating Osborn or any of its subsidiaries to issue, deliver or sell, or cause to be, delivered or sold, additional shares of capital stock or any Voting Debt of Osborn or any of its subsidiaries, or obligating Osborn or any of its subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. All shares of Common Stock which may be issued upon exercise of stock options granted pursuant to the Option Plan will, when issued in accordance with the terms of such options and the Option Plan, be validly issued, fully paid and nonassessable and not subject to any preemptive or similar rights. All shares of Common Stock which may be issued upon exercise of issued warrants will, when issued in accordance with the terms of such warrants and the respective warrant agreement, be validly issued, fully paid and nonassessable and not subject to any preemptive or similar rights. There are no outstanding contractual obligations of Osborn or any subsidiary to repurchase, redeem or otherwise acquire any shares of Common Stock or other capital stock of Osborn or any capital stock of, or any equity interest in, any subsidiary listed on Schedule
2.1(b).   Except for the Voting Agreement (as defined in Section 10.17), there are no voting trusts, proxies or other agreements or understandings to which Osborn or any of its subsidiaries is a party or by which Osborn or any of its subsidiaries is bound with respect to the voting of any shares of capital stock or other equity interests of Osborn or any of its subsidiaries. Schedule 2.1(c) sets forth a complete and correct list as of the date hereof, of (i) (A) the number of stock options outstanding, (B) the exercise price of each outstanding stock option and (C) the number of stock options then exercisable and (ii) (A) the number of warrants outstanding, (B) the exercise price of each outstanding warrant, (C) the number of shares of Common Stock attributable to each warrant and (D) the number of warrants then exercisable. Schedule 2.1(c) also sets forth the capitalization of each subsidiary of Osborn listed on
Schedule 2.1(b), including the number of authorized shares of each class of capital stock and the par value (if any) thereof, the number of shares of each class of capital stock held in the treasury of the subsidiary, and the number of issued and outstanding shares of each class of capital stock and the names of ( and number of shares held by) the record owners thereof. All the issued and outstanding shares of capital stock of each subsidiary of Osborn are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights.

                 (d) Authority. Osborn has all requisite corporate power and authority to enter into this Agreement, the Voting Agreement and any other agreement executed by Osborn in connection with the transactions contemplated by this Agreement (collectively, the "Transaction Documents") and to consummate the transactions contemplated hereby or thereby. The execution and delivery of the Transaction Documents by Osborn and the consummation by it of the transactions contemplated hereby or thereby have been duly authorized by all necessary corporate action on the part of Osborn (subject to the approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of Osborn as set forth in Section 1.12 of this Agreement). The Transaction Documents have been duly executed and delivered and constitute the valid and binding obligations of Osborn, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

                 (e) No Conflict; Required Filings and Consents. The execution and delivery of the Transaction Documents by Osborn do not and the performance by Osborn of the transactions contemplated hereby or thereby will not , subject to (i) with respect to the Merger, the approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of Osborn as set forth in Section 1.12 of this Agreement, and (ii) obtaining the consents, approvals, authorizations and permits and making the filings described in this Section 2.1(e), (A) violate, conflict with or result in any breach of any provision of the Certificates or Articles of Incorporation or Bylaws or equivalent organizational documents, in each case as amended or restated, of Osborn or any of its subsidiaries, (B) violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or result in the acceleration of, or entitle any party to accelerate (whether as a result of a change of control of Osborn or otherwise) any obligation, or result in the loss of any benefit, or give any person the right to require any security to be repurchased, or give rise to the creation of any lien, charge, security interest or encumbrance upon any of the properties or assets of Osborn or any of its subsidiaries under any of the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture or deed of trust, or any license, lease, agreement or other instrument or obligation to which any of them is a party or by which they or any of their properties or assets may be bound or subjected, or (C) violate any order, writ, judgment, injunction, decree, statute, rule or regulation, of any court or any federal, state or local administrative agency or commission or other governmental authority or instrumentality (a "Governmental Entity") applicable to Osborn or any of its subsidiaries or by which or to which any of their respective properties or assets is bound or subject. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Osborn or any of its subsidiaries in connection with the execution and delivery of the Transaction Documents by Osborn or the consummation of the transactions contemplated hereby or thereby, except for (1) the filing of a premerger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (2) the consents of the Federal Communications Commission (the "FCC") to the transfers of control of the Station Licenses (as defined in Section 2.l(g)(ii) below) as contemplated by Section 6.1 hereof, (3) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (4) applicable requirements, if any, of the Securities Act and the Exchange Act and state securities or blue sky laws. The Osborn Board has taken all actions necessary under Delaware Law, including approving the transactions contemplated by the Transaction Documents, to ensure that the prohibitions on business combinations set forth in Section 203 of Delaware Law do not, and will not, apply to the transactions contemplated by the Transaction Documents.

                 (f) Reports; Financial Statements; Absence of Certain Changes or Events.

                          (i) Osborn and its subsidiaries have filed (A) all forms, reports, statements and other documents required to be filed with (1) the SEC, including without limitation (v) all Annual Reports on Form 10-K, (w) all Quarterly Reports on Form 10-Q, (x) all proxy statements relating to meetings of stockholders (whether annual or special), (y) all Current Reports on Form 8-K and (z) all other reports, schedules, registration statements or other documents (collectively referred to as the "Company SEC Reports"), and (2) any applicable state securities authorities and (B) all material forms, reports, statements and other documents required to be filed with any other Governmental Entities, including the FCC (all such forms, reports, statements and other documents in clauses (A) and (B) of this Subsection 3.1(e)(i) being referred to herein, collectively, as the "Company Reports"). The Company Reports were prepared in all material respects in accordance with the requirements of applicable law (including, with respect to the Company SEC Reports, the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports) and the Company SEC Reports did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                          (ii) Osborn has delivered to Mergeco copies of the audited consolidated balance sheets as of December 31, 1995 and December 31, 1994, together with the related audited consolidated statements of income, cash flows and changes in stockholders' equity of Osborn for the years ended December 31, 1995, 1994 and 1993, and the notes thereto, accompanied by the reports thereon of Ernst & Young LLP, independent public accountants (such audited financial statements collectively being referred to as the "Financial Statements"). The Financial Statements, including the notes thereto, were prepared in accordance with generally accepted accounting principles in the United States ("GAAP") applied on a consistent basis throughout the periods covered thereby (except to the extent disclosed therein or required by changes in GAAP) and present fairly in all material respects the consolidated financial position, results of operations and changes in stockholders' equity and cash flows of Osborn as of such dates and for the periods then ended. The consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports filed subsequent to January 1, 1993 (A) have been prepared in accordance with the published rules and regulations of the SEC and GAAP applied on a consistent basis throughout the periods involved (except (1) to the extent disclosed therein or required by changes in GAAP, (2) with respect to Company SEC Reports filed prior to the date of this Agreement, as may be indicated in the notes thereto, and (3) in the case of the unaudited financial statements, as permitted by the rules and regulations of the SEC) and (B) fairly present in all material respects the consolidated financial position of Osborn and its subsidiaries as of the respective dates thereof and the consolidated results of operations and changes in stockholders' equity and cash flows for the periods indicated (subject, in the case of unaudited consolidated financial statements for interim periods, to adjustments, consisting only of normal, recurring accruals, necessary to present fairly such results of operations and cash flows), except that any pro forma financial statements contained in such consolidated financial statements are not necessarily indicative of the consolidated financial position of Osborn and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated.

                          (iii) Except as disclosed in Schedule 2.1(f), there is no liability or obligation of any kind, whether accrued, absolute, fixed, contingent or otherwise, of Osborn or its subsidiaries which would have a Material Adverse Effect and that is not reflected or reserved against in the balance sheet contained in the Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 (the "Balance Sheet"), other than (A) liabilities incurred in the ordinary course of business in a manner consistent with past practice since March 31, 1996 (the "Balance Sheet Date"), or (B) any such liability or obligation which would not be required to be presented in financial statements or the notes thereto prepared in conformity with GAAP applied, in a manner consistent with past practice, in the preparation of the Financial Statements and the consolidated financial statements contained in Company SEC Reports.

                          (iv) Except as disclosed in Schedule 2.1(f), since the Balance Sheet Date, Osborn and its subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and nothing has occurred that would have been prevented by Section 3.1 if the terms of such section had been in effect as of and after the Balance Sheet Date. Except as disclosed in
         Schedule 2.1(f), since the Balance Sheet Date, there has not occurred, and Osborn and its subsidiaries have not incurred or suffered, any Material Adverse Effect.

                 (g)      Compliance with Applicable Laws: FCC Matters.

                          (i) Except as permitted or contemplated hereby, the businesses of Osborn and its subsidiaries have been conducted in compliance with each applicable law, ordinance, regulation, judgment, decree, injunction, rule or order of the FCC or any other Governmental Entity binding on Osborn or any of its subsidiaries or their respective properties or assets, except for such instances of noncompliance as would not have a Material Adverse Effect. No investigation or review by any Governmental Entity with respect to Osborn or any of its subsidiaries is pending or, to Osborn's knowledge, threatened, except for such investigations or reviews as would not have a Material Adverse Effect. Without limiting the generality of the foregoing, Osborn and its subsidiaries have complied with the Communications Act of 1934, as amended (the "Communications Act") in all material respects, all material rules, regulations and written policies of the FCC thereunder, all material obligations with respect to equal opportunity under applicable law, and all material rules and regulations of the Federal Aviation Administration applicable to the towers used by the radio broadcast stations operated by Osborn and its subsidiaries (the "Stations"). In addition, Osborn and its subsidiaries have duly and timely filed, or caused to be so filed, with the FCC all material reports, statements, documents, registrations, filings or submissions with respect to the operation of the Stations and the ownership thereof, including, without limitation, applications for renewal of authority required by applicable law to be filed. All such FCC filings complied with all material applicable laws when made and no material deficiencies have been asserted with respect to any such filings. The material required by 47 C.F.R.
         Section 73.3526 to be kept in the public inspection files of the Stations is in such files.

                          (ii) Schedule 2.1(g) lists (A) all licenses, permits and other authorizations, including the expiration dates thereof, issued to Osborn or any of its subsidiaries by the FCC relating to the Stations and held by them as of the date of this Agreement and (B) all licenses, permits or authorizations issued to Osborn or any of its subsidiaries by any other Governmental Entities which are material to the operations of the Stations and held by them as of the date of this Agreement, the loss of which could have a Material Adverse Effect. Such licenses, permits and authorizations, and all applications for modification, extension or renewal thereof or for new licenses, permits, permissions or authorizations, are collectively referred to herein as the "Station Licenses." Schedule 2.1(g) lists the legally authorized holder(s) of the Station Licenses, each of which is in full force and effect. The Stations have been operated in all material respects in accordance with the terms of the Station Licenses. There are no material proceedings pending or, to Osborn's knowledge, threatened with respect to Osborn's or any of its subsidiaries ownership or operation of the Stations which reasonably may be expected to result in the revocation, material adverse modification, non-renewal or suspension of any of the Station Licenses, the denial of any pending applications for Station Licenses, the issuance against Osborn or any of its subsidiaries of any cease and desist order, or the imposition of any administrative actions by the FCC or any other Governmental Entity with respect to the Station Licenses, or which reasonably may be expected to adversely affect the Stations' ability to operate as currently operated or the Surviving Corporation's ability to obtain control of the Station Licenses. To Osborn's knowledge, no other broadcast station or radio communications facility is causing interference to the Stations' transmissions beyond that which is allowed by FCC rules and regulations. Osborn has no reason to believe that the FCC will not renew the Station Licenses issued by the FCC in the ordinary course of business. Osborn knows of no facts relating to Osborn under the Communications Act or the rules, regulations or written policies of the FCC in effect on the date of this Agreement that reasonably may be expected to disqualify Osborn from transferring control of the Station Licenses pursuant to the terms of this Agreement or that would prevent the consummation by them of the transactions contemplated by this Agreement.

                 (h)      Absence of Litigation.  Except as set forth on
Schedule 2.1(h), there is no claim, action, suit, inquiry, judicial or administrative proceeding, grievance or arbitration pending or, to the knowledge of Osborn, threatened against Osborn or any of its subsidiaries or any of their respective properties or assets by or before any arbitrator or Governmental Entity, nor to Osborn's knowledge are there any investigations relating to Osborn or any of its subsidiaries or any of their respective properties or assets pending or threatened by or before any arbitrator or Governmental Entity which would have a Material Adverse Effect. Except as set forth in Schedule 2.1(h), there is no judgment, decree, injunction, order, determination, award, finding, or letter of deficiency of any Governmental Entity or arbitrator outstanding against Osborn or any of its subsidiaries or any of their respective properties or assets which would have a Material Adverse Effect. As of the date of this Agreement, there is no action, suit, inquiry, judicial or administrative proceeding pending or, to the knowledge of Osborn, threatened against Osborn or any of its subsidiaries relating to the transactions contemplated by this Agreement.

                 (i) Insurance. Schedule 2.1(i) sets forth a summary of all fire, general liability, malpractice liability, theft and other forms of insurance and all fidelity bonds held by or applicable to Osborn or any of its subsidiaries. No event has occurred, including, without limitation, the failure by Osborn or any of its subsidiaries to give any notice or information or the delivery of any inaccurate or erroneous notice or information, which limits or impairs the rights of Osborn or any of its subsidiaries under any such insurance policies in such a manner as could have a Material Adverse Effect. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy has been canceled within the last two years prior to the date hereof.

                 (j) Real Estate. Each of Osborn and its subsidiaries has good and marketable title in fee simple to all real properties owned by it and valid leaseholds in the Leased Real Property (as defined herein), except to the extent marketability may be affected by the existence of Permitted Liens (as defined in Section 2.1(l)). Each lease is valid without default thereunder by the lessee or, as of the date hereof and to Osborn's knowledge, the lessor.
Schedule 2.1(j) lists as of the date hereof (i) the street address and use of each parcel of real property owned by Osborn or any of its subsidiaries (the "Owned Real Property"), (ii) the street address and use of each parcel of real property leased by Osborn or any of its subsidiaries (the "Leased Real Property") and (iii) two grants of easements pursuant to which a subsidiary of Osborn is a grantee.

                 (k) Personal Property. Except for property held under capital leases, Osborn has good title to all the items of machinery, equipment, furniture, fixtures, inventory, receivables and other tangible or intangible personal property reflected on the Balance Sheet and all such property acquired since the Balance Sheet Date, except for any such property or assets sold or otherwise disposed of in the ordinary course of business and consistent with past practices since such date or which would not have a Material Adverse Effect. The tangible personal property and fixtures owned or used by Osborn or any of its subsidiaries that are necessary for the operation of the Stations, including all broadcasting equipment and broadcast towers, are in good operating condition and repair (subject to normal wear and tear) and permit the conduct of the business of the Stations in compliance with all material FCC rules and regulations. Osborn or any of its subsidiaries owns or holds under valid leases all of the tangible personal property and fixtures necessary to conduct the business of the Stations as presently conducted except where the failure to own or hold under valid lease any tangible property or fixtures would not have a Material Adverse Effect.

                 (l) Liens and Encumbrances. All properties and assets, including leases, owned by Osborn and its subsidiaries are free and clear of all liens, pledges, claims, security interests, restrictions, mortgages, tenancies and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights of way, covenants, restrictions, rights of first refusal, defects in title, encroachments and other burdens, options or encumbrances of any kind (collectively, "Liens") except (i) statutory Liens securing payments not yet delinquent or the validity of which are being contested in good faith by appropriate actions, (ii) purchase money Liens arising in the ordinary course, (iii) Liens for taxes not yet delinquent, (iv) Liens reflected in the Balance Sheet (which have not been discharged), (v) Liens which in the aggregate do not materially detract from the value for use for broadcasting purposes or materially impair the present and continued use of the properties or assets subject thereto in the usual and normal conduct of the business of the Stations, and (vi) Liens on leases arising from the provisions of such leases, (vii) any liens set forth on the title reports for the Owned Real Property, copies of which reports have been provided to Mergeco, (viii) any leases of Leased Real Property listed on
Schedule 2.1(l) and (ix) any other liens set forth on Schedule 2.1(l) (the Liens referred to in clauses (i) through (ix) being "Permitted Liens").

                 (m)      Environmental Matters.  Except as set forth on
Schedule 2.1(m):

                          (i) The real property and facilities owned, operated and leased by Osborn or its subsidiaries and the operations of Osborn or its subsidiaries thereon comply in all material respects and have at all times complied in all material respects with all applicable federal, state and local laws, statutes, codes, rules, regulations, ordinances, orders, determinations or rules of common law pertaining to the environment, natural resources and public or employee health and safety including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, The Oil Pollution Act of 1990, as amended, the Safe Drinking Water Act, as amended, the Hazardous Materials Transportation Act, as amended, the Toxic Substances Control Act, as amended, and other environmental conservation or protection laws ("Environmental Laws");

                          (ii) No judicial proceedings are pending or, to Osborn's knowledge, threatened against Osborn or its subsidiaries alleging the violation of any Environmental Laws, and there are no administrative proceedings pending or, to Osborn's knowledge, threatened against Osborn or its subsidiaries, alleging the violation of any Environmental Laws and no notice (in the case of clause
         (ii)(B), directed to Osborn or any of its subsidiaries) from any Governmental Entity or any private or public person has been received by Osborn or its subsidiaries (A) claiming any violation of any Environmental Laws in connection with any real property or facility owned, operated or leased by Osborn or its subsidiaries that has not been complied with or otherwise resolved to the satisfaction of the party giving notice, or (B) requiring any remediation, clean-up, modification, repairs, work, construction, alterations or installations on or in connection with any real property or facility owned, operated or leased by Osborn or its subsidiaries that are necessary to comply with any Environmental Laws and that have not been complied with or otherwise resolved to the satisfaction of the party giving notice;

                          (iii)   All material permits, registrations,
         licenses, authorizations, and the like ("Permits") required to be obtained or filed by each of Osborn and its subsidiaries under any Environmental Laws in connection with Osborn's and its subsidiaries' operations, including, without limitation, those activities relating to the generation, use, storage, treatment, disposal, release, or remediation of Hazardous Substances (as such term is defined in Section 2.1(m)(iv) hereof), have been duly obtained or filed, and each of Osborn and its subsidiaries are and have at all times been in compliance in all material respects with the terms and conditions of all such Permits;

                          (iv) All Hazardous Substances used or generated by Osborn or its subsidiaries or, to Osborn's knowledge, any of their predecessors, on, in, or under any of the owned, operated, or leased real property or facilities are and have at all times been generated, stored, used, treated, disposed of, and released by such persons or on their behalf in such manner as not to result in any material Environmental Costs or Liabilities. "Hazardous Substances" means (A) any hazardous materials, hazardous wastes, hazardous substances, toxic wastes, and toxic substances as those or similar terms are defined under any Environmental Laws; (B) any asbestos or any material which contains any hydrated mineral silicate, including chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable; (C) PCBs, or PCB-containing materials, or fluids; (D) radon; (E) any other hazardous, radioactive, toxic or noxious substance, material, pollutant, contaminant, constituent, or solid, liquid or gaseous waste; (F) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any fractions or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof; (G) any substance that, whether by its nature or its use, is subject to regulation under any Environmental Laws or with respect to which any Environmental Laws or Governmental Entity requires environmental investigation, monitoring or remediation; and (H) any underground storage tanks, dikes, or impoundments as defined under any Environmental Laws. "Environmental Costs or Liabilities" means any losses, liabilities, obligations, damages, fines, penalties, judgments, settlements, actions, claims, costs and expenses (including, without limitation, reasonable fees, disbursements and expenses of legal counsel, experts, engineers and consultants, and the costs of investigation or feasibility studies and performance of remedial or removal actions and cleanup activities) arising from or under any Environmental Laws, order of, or contract of Osborn or its subsidiaries with, any Governmental Entity or any private or public persons;

                          (v) There are not now, nor have there been in the past, on, in or under any property or facilities when owned, leased or operated by Osborn or its subsidiaries or, to Osborn's knowledge, when owned, leased or operated by any of their predecessors, any Hazardous Substances that are in a condition that violates any Environmental Law in any material respect or that reasonably could be expected to require remediation under any Environmental Law;

                          (vi)    Osborn and its Subsidiaries have not
         received, and to the knowledge of Osborn do not expect to receive, any notification from any source advising Osborn or such subsidiaries that: (A) it is a potentially responsible party under CERCLA or any other Environmental Laws; (B) any real property or facility currently or previously owned, operated, or leased by it is identified or proposed for listing as a federal National Priorities

         List ("NPL") (or state-equivalent) site or a Comprehensive Environmental Response, Compensation and Liability Information System ("CERCLIS") list (or state-equivalent) site; and (C) any facility to which it has ever transported or otherwise arranged for the disposal of Hazardous Substances is identified or proposed for listing as an NPL (or state-equivalent) site or CERCLIS (or state-equivalent) site; and

                          (vii) The Stations' operations do not have a significant environmental impact, as defined by 47 C.F.R. Section 1.1307.

                 (n) Taxes. Each of Osborn and its subsidiaries has filed, or has timely applied for extensions of time to file, all tax returns, reports, statements and other documents ("Tax Returns"') required to be filed, and all such Tax Returns which have been filed are accurate and complete in all material respects. Each of Osborn and its subsidiaries has paid (or there has been paid on its behalf), or has set up an adequate reserve for the payment of, all taxes required to be paid, withheld, or deducted, or for which any of Osborn or its subsidiaries are liable, in respect of the periods covered by such Tax Returns, and with respect to each tax, from the end of the period covered by the most recently filed Tax Return to the date hereof, and the Balance Sheet reflects an adequate reserve for all taxes payable, or required to be withheld and remitted, by Osborn or any of its subsidiaries, or for which Osborn or any of its subsidiaries are liable, accrued through the Balance Sheet Date. No material deficiencies for any taxes have been proposed, asserted or assessed against Osborn or any of its subsidiaries and are pending, and no requests for waivers of the time to assess any such taxes are pending. The federal income tax returns of Osborn and its subsidiaries have not been examined by the Internal Revenue Service. None of Osborn or its subsidiaries
(i) has filed a consent under section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) has made, or is obligated or may become obligated to make, any payments that will not be deductible by reason of section 280G of the Code, or (iii) has been a member of an affiliated group of corporations which has filed a consolidated federal income tax return (other than the group of which Osborn is the common parent) or otherwise has any liability for the taxes of any person (other than Osborn and its subsidiaries) under Treas. Reg. Section 1.1502-6, any similar provision of state, local or foreign law, or by reason of its status as a transferee, successor, indemnitor or otherwise. For the purposes of this Agreement, the term "taxes" shall include all federal, state, local and foreign income, property, sales, excise, withholding, unemployment compensation, social security, and other taxes and charges of any nature whatsoever (including interest, penalties and additions to tax relating to any of the specified items).

                 (o) Certain Agreements. Except as set forth in Schedule 2.1(o) and for oral or written agreements, plans or arrangements, the benefits of which do not in the aggregate exceed $75,000, neither Osborn nor any of its subsidiaries is a party to any oral or written agreement, plan or arrangement with any officer, director, employee or other station or broadcast personnel (whether an employee or an independent contractor) of Osborn or its subsidiaries (i) the benefits of which are contingent, or the terms of which are materially altered, upon, or result from, the occurrence of a transaction involving Osborn of the nature of any of the transactions contemplated by this Agreement, (ii) providing severance benefits or other benefits after the termination of employment or other contractual relationship regardless of the reason for such termination and regardless of whether such termination is before or after a change of control, (iii) under which any person may receive payments subject to the tax imposed by Section 4999 of the Code or (iv) any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Schedule 2.1(o) hereto lists (and, in the case of clause (iv), describes) each oral or written (i) agreement, contract, indenture or other instrument relating to the borrowing of money or the guarantee of any obligation for the borrowing of money, (ii) Employee Benefit Plan, as defined in Section 2.1(p), (iii) employment or consulting contract which is not terminable without liability or penalty to Osborn or any of its subsidiaries on 30 days or less notice, other than such employment or consulting contracts the payments under which do not in the aggregate exceed $75,000, (iv) covenant, agreement, or arrangement under which Osborn's or any of its subsidiary's ability or right to compete with another Person is restricted or impaired, or (v) contract, agreement or commitment (except for trade or barter agreements) under which any party thereto remains obligated to provide goods or services having a value, or to make payments aggregating, in excess of $75,000 per year, in any such case to which Osborn or any of its subsidiaries is a party or bound. Each such agreement, contract or obligation described in Schedule 2.1(o) or required to be so described is a valid and binding obligation of Osborn or one of its subsidiaries, as the case may be, and is in full force and effect without amendment, except where not being a valid and binding obligation or in full force and effect without amendment could not have a Material Adverse Effect. Osborn or one of its subsidiaries, as the case may be, has performed in all material respects the obligations required to be performed by it under the agreements so described and is not (with or without lapse of time or the giving of notice, or both) in material breach or default thereunder. As of the date hereof and to the knowledge of Osborn, each other party to such contracts has performed in all material respects the obligations required to be performed by it under the agreements so described and is not (with or without lapse of time or the giving of notice, or both) in material breach or default thereunder. Schedule 2.1(o) identifies, as to each agreement, contract or obligation listed thereon, whether the consent of the other party thereto is required in order for such agreement, contract or obligation to continue in full force and effect upon the consummation of the transactions contemplated hereby or whether such agreement, contract or obligation can be canceled by the other party without liability to such other party due to the consummation of the transactions contemplated hereby. A copy of each written agreement, contract, obligation, plan or arrangement and a description of each oral agreement, contract, obligation, plan or arrangement set forth in Schedule 2.1(o) has been provided to Mergeco.

                 (p)      ERISA Compliance; Labor.

                          (i) The present value of all accrued benefits (vested and unvested) under each "employee pension benefit plan" as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which Osborn or any other trades or businesses under common control within the meaning of
         Section 4001(b)(1) of ERISA with Osborn (collectively, the "ERISA Group") maintains, or to which

         Osborn or any member of the ERISA Group is obligated to contribute (the "Pension Plans"), did not, as of the respective last annual valuation dates for such Pension Plans, exceed the value of the assets of such Pension Plan allocable to such benefits. None of the Pension Plans subject to Section 302 of ERISA has incurred any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA (whether or not waived), since the effective date of such Section 302. Neither Osborn or any member of the ERISA Group, nor any officer of Osborn or any member of the ERISA Group or any of the employee benefit plans of Osborn or any member of the ERISA Group which are subject to ERISA, including the Pension Plans, or any trusts created thereunder, or any trustee or administrator thereof, has engaged in a "prohibited transaction," as such term is described in Section 4975 of the Code, which has subjected or which could subject Osborn or any member of the ERISA Group, any officer of Osborn or any of its subsidiaries or any of such plans or any trust to any material tax or penalty on prohibited transactions imposed by such Section 4975. None of such Pension Plans subject to Title IV of ERISA or any of their related trusts has been terminated or partially terminated, nor has there been any "reportable event," as that term is defined in Section 4043 of ERISA, with respect thereto since the effective date of such Section 4043. Neither Osborn or any member of the ERISA Group has contributed or been obligated to contribute to any "multiemployer plan" as such term is defined in Section 3(37) or Section 4001(a)(3) of ERISA. Except as set forth on Schedule 2.1(p), there are no "employee benefit plans" within the meaning of Section 3(3) of ERISA or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, insurance or other plan or arrangement or understanding providing benefits to any present or former employee or contractor of Osborn or any member of the ERISA Group maintained by Osborn or any member of the ERISA Group or as to which Osborn or any member of the ERISA Group has any material liability or obligation (collectively, "Employee Benefit Plans").

                          (ii) True, correct and complete copies of each of the Employee Benefit Plans, and related trusts, if applicable, have been furnished to Mergeco, along with the most recent report filed on Form 5500 and summary plan description with respect to each Employee Benefit Plan required to file Form 5500. All reports and disclosures relating to the Employee Benefit Plans required to be filed with or furnished to governmental agencies or plan participants or beneficiaries have been furnished in accordance with applicable law in a timely manner. Each Employee Benefit Plan has been maintained in compliance in all material respects with ERISA and the Code, and each Employee Benefit Plan intended to be qualified under Section 401 of the Code satisfies the requirements of such Section and has received a favorable determination letter from the Internal Revenue Service regarding the qualified status and has not, since receipt of the most recent favorable determination letter, been amended or, to the knowledge of Osborn, operated in a manner which would adversely affect such qualified status. There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of Osborn, threatened against, or with respect to any of the Employee Benefit Plans. All contributions required to be made to the Employee

         Benefit Plans pursuant to their terms have been timely made. To the knowledge of Osborn, there is no matter pending with respect to any of the Employee Benefit Plans before the Internal Revenue Service, Department of Labor or the Pension Benefit Guaranty Corporation. Except as required by applicable law, none of the Employee Benefit Plans provides medical insurance coverage following retirement. Each Employee Benefit Plan which is an "employee welfare benefit plan," as defined in Section 3(1) of ERISA, may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued prior to such amendment or termination.

                          (iii) Schedule 2.1(p) lists each collective bargaining agreement to which Osborn or any of its subsidiaries is a party. Except for those unions which are parties to one or more of the listed collective bargaining agreements or as otherwise listed on
         Schedule 2.1(p) neither Osborn nor any of its subsidiaries has agreed to recognize any union or other collective bargaining representative, nor has any union or other collective bargaining representative been certified as the exclusive bargaining representative of any of their employees. Each of Osborn and its subsidiaries (A) is, and has been since January 1, 1993, in substantial compliance with all applicable laws regarding labor, employment and employment practices, terms and conditions of employment, affirmative action, wages and hours, plant closing and mass layoff, occupational safety and health, immigration, and workers' compensation, (B) is not engaged, nor has it since January 1, 1993, engaged, in any unfair labor practices, and has no, and has not had since January 1, 1993, any, unfair labor practice charges or complaints before the National Labor Relations Board pending or, to Osborn's knowledge, threatened against it, (C) has no, and has not had since January 1, 1993, any, grievances, arbitrations or other proceedings arising or asserted to arise under any collective bargaining agreement, pending or, to Osborn's knowledge, threatened against it and (D) has no, and has not had since January 1, 1993, any, charges, complaints or proceedings before the Equal Employment Opportunity Commission, Department of Labor or any other federal, state or local agency responsible for regulating employment practices, pending, or, to Osborn's knowledge, threatened against it. There is no labor strike, slowdown, work stoppage or lockout pending or, to the knowledge of Osborn, threatened against or affecting Osborn or its subsidiaries, and Osborn or its subsidiaries has not experienced any labor strike, slowdown, work stoppage or lockout since January 1, 1993. Except as set forth on Schedule 2.1(p), to Osborn's knowledge, no union organizational campaign or representation petition is currently pending with respect to the employees of Osborn or its subsidiaries.

                 (q) Patents, Trademarks, Etc. Schedule 2.1(q) sets forth each material patent, patent application, trademark, trade name, trade name and trademark registration, service mark, trade secret, copyright, copyright registration and any other proprietary intellectual property rights (collectively, "Intellectual Rights") owned by or registered in the name of Osborn or any of its subsidiaries, or in which Osborn or any of its subsidiaries has any right, license or interest. Osborn or its subsidiaries owns or has the unencumbered right to use pursuant to a valid, binding and enforceable license agreement or other contract or arrangement all such Intellectual Rights. To the knowledge of Osborn, neither Osborn nor any of its subsidiaries is infringing any such Intellectual Rights, and Osborn is not aware of any infringement by others of any such rights owned by Osborn or any of its subsidiaries.

                 (r) Affiliate Relationships. Schedule 2.1(r) sets forth a complete list and summary description of all contracts or other arrangements involving Osborn or any of its subsidiaries in which any officer, director, stockholder or any of their affiliates has a financial interest, including indebtedness to Osborn or its subsidiaries, other than such contracts or arrangements which in the aggregate do not exceed $75,000.

                 (s) Vote Required. The only votes of the holders of any class or series of capital stock of Osborn necessary to approve the Merger and adopt this Agreement are the affirmative votes of the holders of a majority of the outstanding shares of the Common Stock.

                 (t) Opinion of Financial Advisor. Osborn has received the opinion of Alex. Brown & Sons Incorporated ("Alex. Brown") to the effect that, as of the date of this Agreement, the Merger is fair, from a financial point of view to the holders of Common Stock. The fees of Alex. Brown in connection with the transactions contemplated by this Agreement shall not exceed $825,000.

         2.2. Representations and Warranties of Mergeco. Mergeco represents and warrants to Osborn as follows (with the understanding that Osborn is relying on such representations and warranties in entering into and performing this Agreement):

                 (a) Organization Standing and Power. Mergeco is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

                 (b) Authority. Mergeco has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Mergeco and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Mergeco (including the approval and adoption of this Agreement and the transactions contemplated hereby by the Parent). This Agreement has been duly executed and delivered and constitutes the valid and binding obligation of Mergeco, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to a loss of a material benefit under, any provision of the Certificate of Incorporation or Bylaws of Mergeco or any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Mergeco or its properties or assets, except for any such conflicts, violations or defaults or terminations, cancellations or accelerations which individually or in the aggregate do not have a material adverse effect on Mergeco's ability to consummate its obligations hereunder.
No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Mergeco in connection with the execution and delivery of this Agreement by Mergeco or the consummation by it of the transactions contemplated hereby, except for (i) the filing of a premerger notification report under the HSR Act,
(ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) the filing with the FCC and the grant of the consent of the FCC to the transfer of control of the Station Licenses pursuant to the terms of this Agreement (as contemplated by Section 6.1), and (iv) applicable requirements, if any, of the Securities Act and the Exchange Act and the rules and regulations thereunder and state securities or blue sky laws. Mergeco is acquiring the shares of Surviving Corporation Common Stock for investment purposes and without a view to the distribution thereof in violation of the Securities Act.

                 (c) Litigation. As of the date hereof, there is no action, suit, inquiry, judicial or administrative proceeding pending or, to the knowledge of Mergeco, threatened against it relating to the transactions contemplated by this Agreement.

                 (d) FCC Matters. Mergeco knows of no facts relating to it under the Communications Act or the rules, regulations or written policies of the FCC in effect on the date of this Agreement that reasonably may be expected to disqualify it from obtaining control of the Station Licenses or that would prevent it from consummating the transactions contemplated by this Agreement. Mergeco is able to certify on an FCC Form 315 that it is financially qualified.

                 (e) Real Estate. As of the date hereof, Mergeco does not own or lease any real property.


                                  ARTICLE III

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

         3.1. Covenants of Osborn. Except as contemplated by this Agreement or to the extent that Mergeco shall otherwise consent in writing, from the date of this Agreement until the Effective Time, Osborn covenants and agrees that it shall not, and shall not permit any of its subsidiaries to:

                 (a) conduct its business in any material respect except in the ordinary course consistent with past practice; or

                 (b) if it would cause a Material Adverse Effect, fail to use its commercially reasonable efforts to preserve intact Osborn's present business organization and to keep available the services of its present officers, station managerial personnel (including the General Manager, Station Manager, General Sales Manager, Local Sales Manager, National Sales Manager, Programming Director and Business Manager, or persons performing comparable duties, of each Station (collectively, the "Station Management")) and over-the-air employees or independent contractors and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be materially impaired at the Closing Date. The (i) failure to renew an employment agreement pursuant to Section 3.1(g) due to a failure by Mergeco to consent to an increase in compensation or (ii) renewal of an employment agreement pursuant to Section 3.1(g) with an increase in compensation thereunder which has been consented to by Mergeco, shall not be deemed to be a violation of this Section 3.1(b); or

                 (c) other than as previously disclosed in writing, fail to use its commercially reasonable efforts to maintain the present format of the Stations and with programming consistent with past practices; or

                 (d) split, combine, divide, distribute or reclassify any shares of its capital stock, declare, pay or set aside for payment any dividend or other distribution in respect of its capital stock, or directly or indirectly, redeem, purchase or otherwise acquire any shares of its capital stock or other securities; provided that nothing herein shall prevent any of its subsidiaries from paying dividends or making other distributions to Osborn; or

                 (e) issue, sell, pledge, dispose of, encumber or deliver (whether through the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any securities convertible into or exercisable or exchangeable for shares of stock of any class (other than the issuance of certificates in replacement of lost certificates); or

                 (f)      change or amend its charter documents or bylaws; or

                 (g) except for amendments, terminations (without payment of penalty or damages), renewals or failures to renew (without payment of penalty or damages) of employment agreements with over-the-air personnel in the ordinary course of business and consistent with past practice (subject to prior consultation with Mergeco reasonably in advance thereof), enter into, materially amend, terminate, or fail to use its commercially reasonable efforts to renew any material contract (i.e., a contract or agreement of the type required to be described in Schedule 2.1(o) (provided that neither Osborn nor its subsidiaries shall be required to renew any material contract on terms that are less favorable to Osborn or its subsidiaries) or default in any material respect (or take or omit to take any action that, with or without the giving notice or passage of time, would constitute a material default) under any material contract or enter into any new material contract; or

                 (h) merge or consolidate with or into any other legal entity, dissolve or liquidate; or

                 (i) incur or assume any long-term debt (including obligations in respect of capital leases and for interest), assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person (other than endorsements of checks in the ordinary course) or make any loans, advances or capital contributions to, or investments in, any person (other than advances to employees in the ordinary course of business); or

                 (j) adopt or amend any Employee Benefit Plan or collective bargaining agreement, or increase in any manner the compensation or fringe benefits of any director, officer or employee or other station and broadcast personnel (whether employees or independent contractors) or pay any benefit not by any existing agreement, except in the ordinary course of business and consistent with past practices and as required by law, provided that, before entering into any employment agreement or increasing or agreeing to increase the compensation, bonuses or other benefits of any Station Management or over-the-air talent in the ordinary course of business and as required by law, Osborn shall first have consulted in good faith with Mergeco with respect to the terms of any such employment agreement or increase or change in compensation, bonuses or other benefits; or

                 (k) except as set forth on Schedule 3.1(k), acquire (including, without limitation, by merger, consolidation or the acquisition of any equity interest or assets) or sell (whether by merger, consolidation or the sale of an equity interest or assets), lease or dispose of any assets except in the ordinary course of business and consistent with past practice or, even if in the ordinary course of business and consistent with past practices (other than sales of surplus or obsolete equipment), whether in one or more transactions, in no event having a fair market value in excess of $75,000; or

                 (l) mortgage, pledge or subject to any material Lien any of its properties or assets, tangible or intangible, other than in the ordinary course of business consistent with past practice; or

                 (m) except as required by GAAP, applicable law or circumstances which did not exist as of the Balance Sheet Date, change any of the material accounting principles or practices used by it; or

                 (n) make any settlement of or compromise any tax liability, change any tax election or tax method of accounting or make any new tax election or adopt any new tax method of accounting which settlement, compromise, method or election is material to Osborn and its subsidiaries, taken as a whole; or

                 (o) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business consistent with past practice, or fail to pay or otherwise satisfy (except if being contested in good faith) any material accounts payable, claims, liabilities or obligations on a basis, and within the time, consistent with past practice; or

                 (p) change in any material respect its existing practices and procedures with respect to the collection of accounts receivable of the Stations and, except with respect to good faith attempts consistent with past practice to obtain payment of a past due receivable, or except in accordance with existing practices, a contested receivable, offer to discount the amount of any outstanding receivable or extend any other incentive (whether to the account debtor or any employee or third party responsible for the collection of receivables) to accelerate the collection thereof, or change any Station's advertising rates or policies, procedures or methods in connection with the sale of advertising time in a manner primarily intended to accelerate the receipt of cash payments or fail to incur annual advertising and promotional department expenses in cash and trade below 90% of that budgeted for 1996 (as such budget previously has been delivered to Mergeco); or

                 (q) except as contemplated by that certain Option Agreement dated as of July 8, 1996, by and between Wheeling Radio Company and Mountain Radio Corporation, enter into, or enter into negotiations or discussions with any person other than Mergeco with respect to, any local marketing agreement, time brokerage agreement, joint sales agreement or any other similar agreement; or

                 (r) agree to or make any commitment, orally or in writing, to take any actions prohibited by this Agreement.

         3.2. Negative Trade Balance. Osborn shall use commercially reasonable efforts to ensure that the Osborn Negative Trade Balance, as defined below, of the Stations, taken as a whole, does not exceed $75,000 (excluding the Station in Fresno, California) in the aggregate at the Closing Date. "Osborn Negative Trade Balance" means the difference, if negative, between the value of time owed under barter agreements to which any of the Stations is a party or by which any of them is bound and the value of the goods and services to be received under such agreements.

         3.3. Environmental Site Assessments. If Mergeco or its lenders or other financing sources require Phase I or Phase II environmental site assessments ("ESAs"), Osborn covenants and agrees that, upon written notice from Mergeco to Osborn identifying the locations at which such ESAs are required, Osborn shall at its sole cost and expense cause to be performed by a nationally recognized and duly qualified environmental consultant reasonably acceptable to Mergeco and Osborn an ESA at each identified transmission site owned, operated or leased by Osborn or its subsidiaries and at such other identified real properties and facilities owned, operated or leased by Osborn or its subsidiaries. The ESAs which are to be conducted for the benefit of Mergeco shall be performed in a manner that at a minimum satisfies the requirements of ASTM Practice E 1527-94. Osborn covenants and agrees that, upon receipt of the notice referred to above, it shall diligently pursue the performance of the requisite ESAs to their completion, with final copies of the Phase I environmental site assessment reports (and, if applicable, Phase II Environmental Site Assessment reports) made available to Mergeco by no later than 45 days following the date on which Osborn receives the notice referred to above.


                                   ARTICLE IV

                        ADDITIONAL AGREEMENTS OF OSBORN

         4.1. No Solicitation of Transactions. Osborn shall not, nor shall it permit its subsidiaries to, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any person relating to any acquisition or purchase of all or any material portion of the assets of, or any equity interest in, Osborn or any of its subsidiaries or any merger, consolidation, share exchange, business combination or other similar transaction with Osborn or any of its subsidiaries or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing; provided, however, that prior to the receipt of the requisite vote or consent for approval and adoption by the holders of Common Stock of this Agreement and the transactions contemplated hereby, nothing contained in this Section 4.1 shall prohibit Osborn from furnishing information to, or entering into discussions or negotiations with, any person in connection with an unsolicited proposal by such person to acquire Osborn pursuant to a merger, consolidation, share exchange, business combination or other similar transaction or to acquire all or substantially all of the assets of Osborn received by Osborn after the date of the Agreement, if, and only to the extent that, (a) the Osborn Board determines in good faith that such action is required in order for the Osborn Board not to breach its fiduciary duties to stockholders imposed by applicable law, such determination being based on consultations with Alex. Brown and the opinion of its independent legal counsel that such action is required in order for the Osborn Board not to breach its fiduciary duties to stockholders imposed by applicable law, and (b) prior to furnishing such information to, or entering into discussions or negotiations with, such person, Osborn (i) gives Mergeco as promptly as practicable prior written notice of Osborn's intention to furnish such information or begin such discussions and (ii) receives from such person an executed confidentiality agreement on terms no less favorable to Osborn than those contained in the Confidentiality Agreement (as defined in Section 4.2). Osborn shall promptly communicate to Mergeco the material terms of any such proposal (and the identity of the party making such proposal) which it may receive. Osborn agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which Osborn is a party. Osborn immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. From and after the receipt of the requisite vote or consent for approval and adoption by the holders of Common Stock of this Agreement and the transactions contemplated hereby, Osborn shall not, nor shall it permit its subsidiaries to, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any person relating to any acquisition or purchase of all or any material portion of the assets of, or any equity interest in, Osborn or any of its subsidiaries or any merger, consolidation, share exchange, business combination or other similar transaction with Osborn or any of its subsidiaries or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing.

         4.2. Access and Information. (a) Until the Closing, subject only to applicable rules and regulations of the FCC, Osborn shall afford to Mergeco and its representatives (including accountants and counsel) full access, during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of the business of Osborn or its subsidiaries, to all properties, books, records and returns of Osborn and its subsidiaries and all other information with respect to its business, together with the opportunity to make copies of such books, records and other documents and to discuss the business of Osborn and its subsidiaries with such corporate officers, station managerial personnel (including the General Manager, Station Manager, General Sales Manager, Programming Director, Business Manager and Traffic Manager, or persons performing comparable duties, of each Station), accountants, consultants and counsel for Osborn as Mergeco deems reasonably necessary or appropriate for the purposes of familiarizing itself with Osborn and the Stations, including, without limitation, the right to visit each Station at least monthly; provided that such Station visits shall be scheduled at least five business days in advance and shall be conducted in a manner intended to minimize the disruption to the operations of the Stations. In furtherance of the foregoing, Osborn shall authorize and instruct Ernst & Young LLP to meet with Mergeco and its representatives, including its independent public accountants, to discuss the business and accounts of Osborn and to make available (with the opportunity to make copies) to Mergeco and its representatives, including its independent public accountants, all the work papers of Ernst & Young LLP related to their audit of the consolidated financial statements and tax returns of Osborn. All information provided pursuant to this Agreement shall remain subject in all respects to the Confidentiality Agreement (herein so called) dated May 30, 1996 between Hicks, Muse, Tate & Furst Incorporated and Osborn until such time as the transactions contemplated by this Agreement have been consummated. Osborn waives any provisions in the Confidentiality Agreement that would otherwise prohibit the execution of this Agreement and the consummation of the transactions contemplated hereby.

                 (b) Within 30 days after the end of each calendar month (other than in the case of December 1996, and then within 90 days after the end of such month), Osborn shall deliver to Mergeco, for each of the Stations, and for Osborn as a whole, monthly operating statements (in a form consistent with the monthly operating statements previously supplied to Mergeco) prepared in the ordinary course of business for internal purposes, including comparisons to comparable prior year periods and current year budget. Further, within 45 days after the end of each calendar quarter, Osborn shall deliver to Mergeco, for each of the Stations, quarterly statements prepared in the ordinary course for internal purposes containing the dollar amount of all trade and barter agreements of each Station. Osborn shall deliver to Mergeco the rating books and such other ratings information subscribed to by Osborn including, without limitation, Arbitrends, Accuratings or any other written information reflective of the quantitative or qualitative nature of the audiences of the Stations for each of the Stations upon receipt of the same by the corporate officers of Osborn. Osborn shall instruct the Station Management of each Station to provide such information and reports to Osborn's corporate officers promptly upon receipt by such Station Management. In addition, as soon as the same are distributed to Osborn's corporate officers by each Station, Osborn will provide Mergeco with copies of each Station's weekly sales pacing reports, with comparisons to sales pacing in the corresponding period of the prior year.

                 (c) Without duplication of Sections 4.2(b), at such time as Osborn provides the same to its lenders, Osborn shall provide Mergeco with copies of the financial statements and other information delivered by Osborn to such lenders.

                 (d) Osborn shall promptly deliver to Mergeco true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement.

         4.3. Assistance. If Mergeco requests, Osborn will cooperate, and will cause Ernst & Young LLP to cooperate, in all reasonable respects with the efforts of Mergeco to finance the transactions contemplated by this Agreement, including without limitation, providing assistance in the preparation of one or more registration statements or other offering documents relating to debt and/or equity financing and any other filings that may be made by Mergeco with the SEC, all at the sole expense of Mergeco. Osborn (a) shall furnish to Ernst & Young LLP, as independent accountants to Osborn, such customary management representation letters as Ernst & Young LLP may require of Osborn as a condition to its execution of any required accountants' consents necessary in connection with any filing by Mergeco with the SEC or in connection with the delivery of any "comfort" letters requested by Mergeco's financing sources and
(b) shall furnish to Mergeco all financial statements (audited and unaudited) and other information in the possession of Osborn or its representatives or agents as Mergeco shall reasonably determine is necessary or appropriate for the preparation of such offering documents, registration statements or filings. Mergeco will indemnify and hold harmless Osborn and its officers, directors and controlling persons against any and all claims, losses, liabilities, damages, costs or expenses (including reasonable attorneys' fees and expenses) that may arise out of or with respect to the efforts by Mergeco to finance the transactions contemplated hereby, including, without limitation, any registration statement, prospectus, offering documents and other filings related thereto; provided, however, that subject to the limitations and provisions of this Agreement, nothing herein shall prevent Mergeco from asserting any claim for breach of representation or warranty under this Agreement.

         4.4. Compliance With Station Licenses. Osborn shall cause the Stations to be operated in all material respects in accordance with the Station Licenses and all applicable rules and regulations of the FCC and in compliance in all material respects with all other applicable laws, regulations, rules and orders. Osborn shall use its commercially reasonable efforts not to cause or permit any of the Station Licenses to expire or be surrendered, adversely modified or terminated. Osborn shall file or cause to be filed with the FCC all applications (including license renewals) or other documents required to be filed in connection with the operation of the Stations. In addition, if requested by Mergeco and at Mergeco's expense, Osborn shall file or cause to be filed with the FCC applications for new, specifically identified frequencies that may be useful in connection with the operation of the Stations. Should the FCC institute any proceedings for the suspension, revocation or adverse modification of any of the Station Licenses, Osborn will use its commercially reasonable efforts to promptly contest such proceedings and to seek to have such proceedings terminated in a manner that is favorable to the Stations. Osborn will use its commercially reasonable efforts to maintain the FCC construction permits (if any) listed in
Schedule 2.1(g) in effect until the applicable construction projects are complete and to diligently prosecute all pending FCC applications listed in
Schedule 2.1(g). If Osborn (or its FCC counsel) receives an administrative or other order or notification relating to any violation or claimed violation of the rules and regulations of the FCC, or of any other Governmental Entity, that could affect Osborn's ability to consummate the transactions contemplated hereby, or should Osborn (or its FCC counsel) become aware of any fact relating to the qualifications of Osborn that reasonably could be expected to cause the FCC to withhold its consent to the transfer of control of the Station Licenses, Osborn shall promptly notify Mergeco in writing and use its commercially reasonable efforts to take such steps as may be necessary to remove any such impediment to the transactions contemplated by this Agreement.

         4.5. Notification of Certain Matters. Osborn shall give prompt written notice to Mergeco of (a) the occurrence, or failure to occur, of any event of which it becomes aware that has caused or that would be likely to cause any representation or warranty of Osborn contained in this Agreement to be untrue or inaccurate (in any material respect for any representation or warranty not already qualified for materiality) at any time from the date hereof to the Closing Date, (b) the failure of Osborn to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder, (c) the occurrence of a Station Event (as defined in Section 8.1) and (d) the occurrence of any threat by any officer of Osborn or any of its subsidiaries or any General Manager, Station Manager, General Sales Manager or Programming Director of a Station to resign or otherwise terminate their employment or independent contractor relationship with Osborn or its subsidiaries. No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.

         4.6. Third Party Consents. After the date hereof and prior to the Closing, Osborn shall use its commercially reasonable efforts to obtain the written consent from any party to an agreement or instrument identified in
Schedule 2.1(o) which is required to permit the consummation of the transactions contemplated hereby.

         4.7. Frank D. Osborn Employment Agreement. Immediately prior to the Effective Time, Osborn hereby agrees to execute and deliver an employment agreement to Frank D. Osborn in substantially the form of Exhibit B attached hereto.

                                   ARTICLE V

                              COVENANTS OF MERGECO

         5.1. Notification of Certain Matters. If Mergeco (or its FCC counsel) receives an administrative or other order or notification relating to any violation or claimed violation of the rules and regulations of the FCC, or of any Governmental Entity, that could affect Mergeco's ability to consummate the transactions contemplated hereby, or should Mergeco (or its FCC counsel) become aware of any fact relating to the qualifications of Mergeco that reasonably could be expected to cause the FCC to withhold its consent to the transfer of control of the Station Licenses, Mergeco shall promptly notify Osborn thereof and shall use its commercially reasonable efforts to take such steps as may be necessary to remove any such impediment to the transactions contemplated by this Agreement. In addition, Mergeco shall give to Osborn prompt written notice of (a) the occurrence, or failure to occur, of any event of which it becomes aware that has caused or that would be likely to cause any representation or warranty of Mergeco contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date, and (b) the failure of Mergeco, or any officer, director, employee or agent thereof, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder. No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.

         5.2. Commitment Letter. On or before September 3, 1996, Mergeco shall deliver to Osborn a binding commitment letter from Hicks, Muse, Tate & Furst Equity Fund III, L.P., a Delaware limited partnership ("Fund III"), to provide financing in an amount of $27.2 million to provide Mergeco a portion of the funds necessary to enable Mergeco to consummate the transactions contemplated hereby. Fund III shall at such time have subscription commitments for unallocated capital equal to at least its committed amount and there shall be no restrictions on Fund III's ability to call such capital.


                                   ARTICLE VI

                                MUTUAL COVENANTS

         6.1. Application for Commission Consent. By the tenth business day after the date hereof, Osborn and Mergeco will join in one or more applications filed with the FCC requesting the FCC's written consent to the transfer of control of the Station Licenses pursuant to this Agreement (the "Applications"). The parties will take all proper steps reasonably necessary
(a) to diligently prosecute the Applications and (b) to obtain the Commission's determination that the grant of each Application will serve the public interest, convenience and necessity (the "Commission Consent"). The failure by either party to timely file or diligently prosecute its portion of any Application shall be a material breach of this Agreement.

         6.2. Control of Stations. This Agreement will not be consummated until after the Commission Consents with respect to the Applications referred to in Section 6.1 are granted without any material adverse conditions not customarily imposed on the grant of such applications and have become Final Orders. "Final Order" means an order, action or decision of the FCC (without the inclusion of any material adverse conditions not customarily imposed with respect to such consents) that has not been reversed, stayed, enjoined, annulled or suspended and as to which (a) no timely request for stay, appeal, petition for reconsideration, application for review, or reconsideration by the FCC on its own motion is pending and (b) the time for filing any such request, appeal, petition or application, or for reconsideration by the FCC on its own motion, has expired. Between the date of this Agreement and the Closing Date, Mergeco will not directly or indirectly control, supervise or direct the operation of the Stations. Further, between the date of this Agreement and the Closing Date, Osborn shall, directly or indirectly, supervise or control the operation of the Stations. Such operation shall be the sole responsibility of Osborn.

         6.3. Other Governmental Consents. Promptly following the execution of this Agreement, the parties shall proceed to prepare and file with the appropriate governmental authorities (other than the FCC) such requests, reports or notifications as may be required in connection with this Agreement, and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters. Without limiting the foregoing, the parties shall (a) file promptly with the Federal Trade Commission and the Antitrust Division of the Department of Justice the notifications and other information (if any) required to be filed under the HSR Act with respect to the transactions contemplated hereby and shall use their commercially reasonable efforts to cause all applicable waiting periods under the HSR Act to expire or be terminated as of the earliest possible date and (b) make all necessary filings, and thereafter make any other required submissions with respect to the transactions contemplated hereby under the Securities Act and the Exchange Act and the rules and regulations thereunder, including filing the Proxy Statement, and any other applicable federal or state securities laws.

         6.4. Brokers or Finders. Mergeco represents and warrants to Osborn, and other than Bankers Trust and Robert Chaisson, Osborn represents and warrants to Mergeco, that no agent, broker, investment banker or other or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement. Osborn also represents and warrants that the aggregate fees payable to Bankers Trust and Robert Chaisson in connection with any of the transactions contemplated by this Agreement shall not exceed $1,250,000.

         6.5. Additional Agreement. Subject to the terms and conditions of this Agreement, each of the parties hereto will use its commercially reasonable efforts to do, or cause to be taken all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, entering into the Release (as defined in Section 9.3) as contemplated by Section 9.3 and, if Mergeco has preferred stock issued and outstanding prior to the Closing, at the request of Mergeco, amending Sections
1.4 and 1.6 to provide that such preferred stock shall be converted into preferred stock of the Surviving Corporation and amending the Certificate of Incorporation of Osborn to the extent necessary to allow such preferred stock to become preferred stock of the Surviving Corporation.

         6.6. Escrow Agreement. The parties hereto who are to be parties to the Escrow Agreement hereby covenant and agree to execute and deliver the Escrow Agreement on the date of this Agreement.


                                  ARTICLE VII

                              CONDITIONS PRECEDENT

         7.1. Conditions to Each Party's Obligation. The respective obligations of each party to effect the transactions contemplated hereby are subject to the satisfaction on or prior to the Closing Date of the following conditions:

                 (a) Stockholder Approval. The Merger and this Agreement and the other transactions contemplated hereby shall have been approved and adopted by the requisite vote or consent of the stockholders of Osborn.

                 (b) Other Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained. The Commission Consents shall have become Final Orders.

                 (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

                 (d) No Action. No action shall have been taken nor any statute, rule or regulation shall have been enacted by any Governmental Entity that makes the consummation of the transactions contemplated hereby illegal.

         7.2. Conditions to Obligation of Mergeco. The obligation of Mergeco to effect the Merger and the transactions contemplated hereby is subject to the satisfaction of the following conditions unless waived, in whole or in part, by Mergeco:

                 (a) Representations and Warranties. The representations and warranties of Osborn set forth in this Agreement shall be true and correct (in all material respects for any representation or warranty not already qualified for materiality) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless otherwise limited to the date of this Agreement), and Mergeco shall have received a certificate signed on behalf of Osborn by the chief executive officer or by the chief financial officer to such effect with respect to Osborn.

                 (b) Performance of Obligations. Osborn shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Closing Date, and Mergeco shall have received a certificate signed on behalf of Osborn by the chief executive officer or by the chief financial officer to such effect.

                 (c) Consents Under Agreements. Mergeco shall have been furnished with evidence reasonably satisfactory to it of the consent or approval of each person that is a party to a contract or agreement identified in Schedule 2.1(o) whose consent or approval shall be required in order to permit the consummation of the transactions contemplated hereby.

                 (d) Legal Opinions. Mergeco shall have received from (i) Paul, Weiss, Rifkind, Wharton & Garrison, counsel to Osborn, and (ii) Haley, Bader & Potts, special FCC counsel to Osborn, one or more opinions dated the Closing Date, in substantially the forms attached as Exhibits D and E hereto, which opinions shall expressly provide that they may be relied upon by Mergeco's lenders, underwriters or other sources of financing with respect to the transactions contemplated hereby.

                 (e) Subscription. Concurrently with the execution of this Agreement, Frank D. Osborn shall have entered into a Subscription Agreement in substantially the form of Exhibit C attached hereto and thereby subscribed for one share of the common stock, par value $0.01 per share, of the Parent in exchange for each share of Common Stock held of record by him. The closing contemplated by the Subscription Agreement shall have occurred immediately prior to the Effective Time.

                 (f) Options and Warrants. Osborn shall have obtained the consent of each holder of Options or Warrants, as applicable, to the settlement of such holder's Options or Warrants pursuant to the terms of Sections 1.7 and 1.8, respectively.

                 (g) Closing Deliveries. All documents, instruments, certificates or other items required to be delivered by Osborn pursuant to
Section 8.2 shall have been delivered.

                 (h) Frank D. Osborn Employment Agreement. Osborn shall have executed and delivered the employment agreement to Frank D. Osborn as required by Section 4.7.

                 (i) Fees and Expenses. The aggregate fees and expenses payable to Alex. Brown, Bankers Trust and Robert Chaisson which have been incurred in connection with any of the Transactions contemplated by this Agreement, shall not have exceeded $2,075,000.

         7.3. Conditions to Obligations of Osborn. The obligation of Osborn to effect the Merger and the transactions contemplated hereby is subject to the satisfaction of the following conditions unless waived, in whole or in part, by
Osborn:

                 (a) Representations and Warranties. The representations and warranties of Mergeco set forth in this Agreement shall be true and correct (in all material respects for any representation or warranty not already qualified for materiality) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and Osborn shall have received a certificate signed on behalf of Mergeco by the chief executive officer or by the chief financial officer of Mergeco to such effect.

                 (b) Performance of Obligations of Mergeco. Mergeco shall have performed in all material respects the obligations required to be performed by it under this Agreement prior to the Closing Date, and Osborn shall have received a certificate signed on behalf of Mergeco by the chief executive officer or by the chief financial officer of Mergeco to such effect.

                 (c) Legal Opinions. Osborn shall have received from (i) Vinson & Elkins L.L.P., counsel to Mergeco, and (ii) Fisher, Wayland, Cooper & Leader, special FCC counsel to Mergeco, opinions dated the Closing Date, in substantially the forms attached hereto as Exhibits F and G.

                 (d) Closing, Deliveries. All documents and instruments required to be delivered by Mergeco pursuant to Section 8.2 shall have been delivered.

                                  ARTICLE VIII

                                    CLOSING

         8.1. Closing. The closing of the Merger (the "Closing") will take place at the offices of Vinson & Elkins L.L.P., Dallas, Texas, at 10:00 a.m., local time, or at such other place and time as Mergeco and Osborn may agree, subject to the satisfaction or waiver of the conditions set forth in Article VII, on or before the 10th business day after the Commission Consent has become a Final Order, upon five business days' prior written notice, given within the first 5 business days after the Commission Consent has become a Final Order, from Mergeco to Osborn of the date on which the Closing shall occur (the "Closing Date"); provided, however, that in no event shall the Closing occur prior to February 20, 1997. Notwithstanding the foregoing, (a) in the case of a Trading Event, a Banking Event or a Station Event (in each case as defined below), (i) if the Cessation Date (as defined below) is less than 60 days after the Event Date (as defined below), Mergeco, in its discretion, may extend the Closing Date to a date not later than the 30th day after the Cessation Date,
(ii) if the Cessation Date is more than 60, but less than 90, days after the Event Date, Mergeco, in its discretion, shall elect on the first to occur of the 10th business day after the Cessation Date or the 90th day (or, if not a business day, the next business day) after the Event Date (the "Election Date") to either (A) close the Merger on the later to occur of the 5th business day after the Election Date or the 90th day (or, if not a business day, the next business day) after the Event Date or (B) terminate this Agreement, or (iii) if the Cessation Date has not occurred by the 90th day after the Event Date, then on the 90th day (or, if not a business day, the next business day) after the Event Date Mergeco, in its discretion, shall elect to close the Merger on the 5th business day thereafter or terminate this Agreement, (b) in the case of a Conflict Event, Mergeco, in its discretion, may only extend the Closing Date to a date not to exceed the 90th day after the Event Date, (c) if a Cure Period (as defined in Section 9.1(b)(i)) has not ended on or before the Closing Date, the Closing Date shall be extended to the end of the Cure Period, and (d) if the Closing does not occur within 20 days after the date of the Final Order, the parties hereby agree to request approval from the FCC to extend the Closing so that the Closing contemplated hereunder will not violate any FCC rules or regulations. For purposes of this Agreement, a "Trading Event" shall mean that trading generally in securities on the New York Stock Exchange shall have been suspended or materially limited; a "Banking Event" shall mean that a general moratorium on commercial banking activities in New York, New York shall have been declared by any federal or state authority; a "Conflict Event" shall mean the occurrence of any major armed conflict involving a substantial participation by the armed forces of the United States of America; a "Station Event" shall mean any act of nature, calamity or casualty (including but not limited to fires, floods, earthquakes and storms) that has caused one or more Stations representing an aggregate of 3% of the consolidated gross revenues of Osborn for the last full 12 calendar months not to be operating in compliance with its or their respective Station License(s); an "Event Date" shall mean the date on which a Trading Event, Banking Event, Conflict Event or a Station Event occurs; and a "Cessation Date" shall mean the date on which a Trading Event, Banking Event, Conflict Event or a Station Event ends. Pro forma adjustments shall be made for purposes of calculating gross revenues for the 12-month period specified in the definition of "Station Event" to (i) eliminate the gross revenues of any Station sold during such 12-month period and (ii) with respect to any radio broadcast station acquired during such 12-month period, to assume that such station was acquired at the beginning of such 12-month period and include the gross revenues of such station for the full 12-month period.

         8.2.    Actions to Occur at Closing.

                 (a) At the Closing, Mergeco shall deliver to Osborn the following:

                          (i)     the certificates in Section 7.3(a) and (b);
                                  and

                          (ii)    the opinions of counsel in Section 7.3(c).

                 (b) At the Closing, Osborn shall deliver to Mergeco the following:

                          (i) the certificates described in Section 7.2(a) and (b); and

                          (ii)    the opinions of counsel in Section 7.2(d).

                 (c) At the Closing, Mergeco shall receive from Osborn an affidavit described in Section 1445(b)(3) of the Code.

                 (d) At the Closing, the Certificate of Merger shall be signed by the parties and filed with the Secretary of State of the State of Delaware.


                                   ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

         9.1.    Termination.  This Agreement may be terminated prior to the
Closing:

                 (a)      by mutual consent of Mergeco and Osborn;

                 (b)      by either Mergeco or Osborn:

                          (i)     if there shall have been any breach of any
representation or warranty, or any material breach of any covenant or agreement, on the part of Mergeco, on the one hand, or Osborn, on the other hand, set forth in this Agreement which breach shall not have been cured within twenty (20) days (the "Cure Period") following receipt by the breaching party of written notice of such breach;

                          (ii)    if a court of competent jurisdiction or other
Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

                          (iii)   if, for any reason, the FCC denies or
dismisses any of the Applications and the time for reconsideration or court review under the Communications Act with respect to such denial or dismissal has expired and there is not pending with respect thereto a timely filed petition for reconsideration or request for review;

                          (iv)    if, for any reason, any of the Applications
is designated for an evidentiary hearing by the FCC;

                          (v)     if this Agreement and the transactions
contemplated hereby, when presented to the holders of Common Stock for their consideration, whether by vote or by consent, shall fail to receive the requisite vote or consent for approval and adoption by the holders of Common Stock; or

                          (vi)    if the Closing shall not have occurred by the
later of the first anniversary date of this Agreement, or the date to which the Closing Date is extended pursuant to the second sentence of Section 8.1; provided, however, that the right to terminate this Agreement under this clause (vi) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

                 (c)      by Mergeco:

                          (i)     with respect to a Trading Event, Banking
Event, or a Station Event, at its option, as provided in the second sentence of
Section 8.1;

                          (ii)    if the FCC grants any of the Applications
with any material adverse conditions not generally imposed on grants of such applications and the time for reconsideration or court review under the Communications Act with respect to such material adverse conditions has expired and there is not pending with respect thereto a timely filed petition for reconsideration or request for review;

                          (iii)   if (A) the Osborn Board (1) withdraws its
recommendation of this Agreement or the Merger (whether or not under the circumstances permitted by this Agreement) or shall have resolved to do so or
(2) shall have recommended to the stockholders of Osborn any Business Combination Transaction (as defined in Section 9.2), whether or not in the circumstances under which Osborn has a right to terminate this Agreement pursuant to Section 9.1(d)(i) of this Agreement, or resolved to do so or (B) a tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of Osborn is commenced (other than by Osborn or its affiliates) and the Osborn Board fails to recommend against the stockholders of Osborn tendering their shares into such tender offer or exchange offer; or

                          (iv)    if Osborn shall fail to perform its
obligations under Section 8.2; or

                 (d)      by Osborn:

                          (i)     by Osborn if, prior to the receipt of the
requisite vote or consent for approval and adoption by the holders of Common Stock of this Agreement and the transactions contemplated hereby, in the exercise of its good faith judgment (subject to Section 4.1) as to its fiduciary duties to its stockholders under applicable law, the Osborn Board determines that such termination is required by such fiduciary duties by reason of a proposal that either constitutes a Business Combination Transaction or may reasonably be expected to lead to a Business Combination Transaction on terms more favorable to the stockholders of Osborn than the Merger and which has a reasonable prospect of being consummated in accordance with its terms (such determination being based on consultations with Alex. Brown and the opinion of its independent legal counsel that such termination is required in order for the Osborn Board not to breach its fiduciary duties to stockholders imposed by applicable law) (a "Business Combination Transaction Proposal"); provided that Osborn has provided Mergeco with at least 48 hours prior written notice of its intent to so terminate this Agreement (together with a summary of the material terms of such Business Combination Transaction Proposal); and provided further that any termination of this Agreement by Osborn pursuant to this Section 9.1(d)(i) shall not be effective until Osborn has made payment of the Alternative Proposal Fee (as hereinafter defined) and the Acquiror Expenses (as hereinafter defined) as required by Section 9.2 hereof; or

                          (ii)    if Mergeco shall fail to perform any of its
obligations under Section 8.2.

The right of any party hereto to terminate this Agreement pursuant to this
Section 9.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers, directors, employees, accountants, consultants, legal counsel, agents or other representatives whether prior to or after the execution of this Agreement. Notwithstanding anything in the foregoing to the contrary, no party that is in material breach of this Agreement shall be entitled to terminate this Agreement except with the consent of the other parties hereto.

         9.2. Fees and Expenses. Osborn shall pay Mergeco a fee (an "Alternative Proposal Fee") of $3,750,000 if this Agreement is terminated pursuant to Section 9.1(c)(iii) or simultaneously with any termination of this Agreement pursuant to Section 9.1(d)(i). As used herein, the term "Business Combination Transaction" shall mean any of the following involving Osborn: (a) any merger, consolidation, share exchange, business combination or other similar transaction (other than the Merger); (b) any sale, lease, exchange, transfer or other disposition (other than a pledge or mortgage) of 50% or more of the assets of Osborn and its subsidiaries in a single transaction or series of related transactions; or (c) the acquisition by a person or entity or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of beneficial ownership of 35% or more of the shares of Common Stock, whether by tender offer, exchange offer or otherwise.

         9.3. Effect of Termination. In the event of termination of this Agreement by either Osborn or Mergeco as provided in Section 9.1, this Agreement shall forthwith become void, the Merger shall be abandoned and there shall be no liability on the part of Osborn or Mergeco of any kind whatsoever, except (i) with respect to Section 9.2 which shall continue to apply in accordance with its terms and (ii) each party shall remain liable for a breach of this Agreement. Termination of this Agreement shall have no effect on the rights and obligations of the parties under the Confidentiality Agreement. In the event that Osborn terminates this Agreement under Section 9.1(b)(i), the parties agree and acknowledge that Osborn will suffer damages that are not practicable to ascertain at the time of execution of this Agreement. Accordingly, Osborn and Mergeco agree that, in such event, Osborn shall be entitled to the sum of $5,000,000 as liquidated damages. The parties agree that the foregoing liquidated damages are reasonable considering all the circumstances existing as of the date hereof and constitute the parties' good faith estimate of the actual damages reasonably expected to result from the termination of this Agreement by Osborn pursuant to Section 9.1(b)(i). Osborn agrees that, to the fullest extent permitted by law, the right to payment of the $5,000,000 as liquidated damages under this Section 9.3 shall be its sole and exclusive remedy if the Closing does not occur with respect to any damages whatsoever that Osborn may suffer or allege to suffer as a result of any claim or cause of action asserted by Osborn relating to or arising from breaches of the representations, warranties or covenants of Mergeco contained in this Agreement and to be made or performed at or prior to the Closing; provided that as a condition to payment, and upon receipt, of liquidated damages under this
Section 9.3, Osborn hereby (a) irrevocably and unconditionally releases, acquits, and forever discharges Mergeco, Parent and their respective successors, assigns, employees, agents, stockholders, partners, subsidiaries, parent companies and other affiliates (corporate or otherwise) (the "Released Parties") of and from any and all claims, demands, causes of action, or liabilities of any kind whatsoever, whether known or unknown, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, absolute or contingent, direct or derivative, against the Released Parties, including, without limitation, any claim, demand, cause of action, or liability arising out of, based upon, resulting from or relating to the negotiation, execution, performance, breach or otherwise related to or arising out of this Agreement or any agreement entered into in connection herewith or related hereto, and (b) agrees to deliver a Release (herein so called) in the form of Exhibit L attached hereto, to Mergeco and Parent.


                                   ARTICLE X

                               GENERAL PROVISIONS

         10.1. Non-Survival of Representations, Warranties and Covenants. The representations and warranties in this Agreement shall terminate at the Effective Time. Except for those covenants and agreements which are fully performed on or prior to the Effective Time, all covenants and agreements in this Agreement shall survive the Effective Time indefinitely.

         10.2. Knowledge. Wherever reference is made in this Agreement to a particular statement being "to the knowledge of Osborn" (or any correlative phrase), such phrase shall be deemed to include the actual knowledge of any officer of Osborn or its subsidiaries, and the General Managers and/or Station Managers and Chief Engineers of each of the Stations.

         10.3. Amendment and Modification. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of Osborn, no amendment may be made that would reduce the amount or change the type of consideration into which each share of Common Stock shall be converted pursuant to this Agreement upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         10.4. Waiver of Compliance. Any failure of Mergeco on the one hand, or Osborn, on the other hand, to comply with any obligation, covenant, agreement or condition contained herein may be waived only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

         10.5. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of applicable law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

         10.6. Expenses and Obligations. Except as otherwise expressly provided in this Agreement or as provided by law, all costs and expenses incurred by the parties hereto in connection with the consummation of the transactions contemplated hereby shall be borne solely and entirely by the party which has incurred such expenses. In the event of a dispute between the parties in connection with this Agreement and the transactions contemplated hereby, each of the parties hereto hereby agrees that the prevailing party shall be entitled to reimbursement by the other party of reasonable legal fees and expenses incurred in connection with any action or proceeding.

         10.7. Parties in Interest. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of each party hereto and their successors and assigns, and nothing in this Agreement, except as set forth below, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         10.8. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                 (a)      If to Mergeco or Parent, to

                          OCC Acquisition Company, Inc.
                          200 Crescent Court, Suite 1600
                          Dallas, Texas 75201
                          Attn: Lawrence D. Stuart
                          Facsimile: (214) 740-7313
                          with a copy to

                          Vinson & Elkins L.L.P.
                          3700 Trammell Crow Center
                          2001 Ross Avenue
                          Dallas, Texas  75201
                          Attn:   Michael D. Wortley
                          Facsimile: (214) 220-7716

                 (b)      If to Osborn,

                          Osborn Communications Corporation
                          130 Mason Street
                          Greenwich, Connecticut 06830
                          Attn: Frank D. Osborn
                          Facsimile: (203) 629-1749


                          with a copy to

                          Paul, Weiss, Rifkind, Wharton & Garrison
                          1385 Avenue of the Americas
                          New York, New York 10019
                          Attn: Robert M. Hirsh
                          Facsimile: (212) 757-3990

         10.9. Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated. The table of contents, if any, and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         10.10. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         10.11. Entire Agreement. This Agreement (which term shall be deemed to include the Confidentiality Agreement referred to in Section 4.2(a), the exhibits and schedules hereto and the other certificates, documents and instruments delivered hereunder) constitutes the entire agreement of the parties hereto and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. There are no representations or warranties, agreements or covenants other than those expressly set forth in this Agreement (as so defined).

         10.12. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. ANY SUIT OR PROCEEDING BROUGHT HEREUNDER SHALL BE SUBJECT TO THE EXCLUSIVE JURISDICTION OF THE COURTS LOCATED IN DELAWARE.

         10.13. Public Announcements. (a) Mergeco and Osborn shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation and (b) prior to the Effective Time, Osborn will not issue any other press release or otherwise make any public statements regarding its business, except as may be required by applicable law or any listing agreement with the National Association of Securities Dealers, Inc. to which Osborn is a party.

         10.14. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of law or otherwise; provided, however, that (a) upon notice to Osborn and without releasing Mergeco from any of its obligations or liabilities hereunder, Mergeco may assign or delegate any or all of its rights or obligations under this Agreement to any affiliate thereof, and (b) nothing in this Agreement shall limit Mergeco's ability to make a collateral assignment of its rights under this Agreement to any institutional lender that provides funds to Mergeco without the consent of Osborn. Osborn shall execute an acknowledgment of such assignment(s) and collateral assignments in such forms as Mergeco or its institutional lenders may from time to time reasonably request; provided, however, that unless written notice is given to Osborn that any such collateral assignment has been foreclosed upon, Osborn shall be entitled to deal exclusively with Mergeco as to any matters arising under this Agreement or any of the other agreements delivered pursuant hereto. In the event of such an assignment, the provisions of this Agreement shall inure to the benefit of and be binding on Mergeco's assigns. Nothing in this Agreement shall prevent the Parent from assigning its interest in Mergeco to an affiliate of the Parent.

         10.15. Further Assurances. At the Closing or from time to time thereafter, the Surviving Corporation shall execute and deliver such other instruments of assignment, transfer and delivery and shall take such other actions as the other reasonably may request in order to consummate, complete and carry out the transactions contemplated by this Agreement.

         10.16. Director, Officer and Stockholder Liability. The directors, officers and stockholders of Mergeco and the directors, officers and stockholders of the Parent shall not have any personal liability for any liabilities arising under this Agreement. The directors, officers and stockholders of Osborn and its subsidiaries shall not have any personal liability for any liabilities arising under this Agreement.

         10.17. Certain Definitions. For purposes of this Agreement, the term:

                 (a) "affiliate" of a specified person means a person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person;

                 (b) "beneficial owner" with respect to any shares means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or any person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any such shares, or (iv) pursuant to Section 13(d) of the Exchange Act and any rules or regulations promulgated thereunder;

                 (c) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, New York.

                 (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

                 (e) "person" means an individual, corporation, limited liability company, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or other legal entity or government, political subdivision, agency or instrumentality of a government; and

                 (f) "subsidiary" or "subsidiaries" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary), owns or has rights to acquire, directly or indirectly, 50% or more of the capital stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

                 (g) "Voting Agreement" shall mean the Voting Agreement in substantially the form of Exhibit H hereto dated as of even date herewith, by and among Mergeco and the stockholders of Osborn named therein.

         IN WITNESS WHEREOF, Mergeco, Osborn, and the Parent have caused this Agreement to be signed, all as of the date first written above.

                                           MERGECO:

                                           OCC ACQUISITION COMPANY, INC.




                                           By:     Eric C. Neuman
                                           Its:    President


                                           OSBORN:

                                           OSBORN COMMUNICATIONS CORPORATION


                                           ------------------------------------
                                           By:
                                              ---------------------------------
                                           Its:
                                              ---------------------------------


                                           PARENT:

                                           OCC HOLDING CORPORATION



                                           ------------------------------------
                                           By:
                                              ---------------------------------
                                           Its:
                                              ---------------------------------